Exhibit 2.1

EXCHANGE AGREEMENT

AMONG

DELMAR PHARMACEUTICALS, INC.

AND

0959456 B.C. LTD.

AND

0959454 B.C. LTD.

AND

DEL MAR PHARMACEUTICALS (BC) LTD.

AND

SECURITYHOLDERS OF DEL MAR PHARMACEUTICALS (BC) LTD.

JANUARY 25, 2013

i

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2

1.1	Definitions	10
1.2	Currency	10
1.3	Interpretation Not Affected by Headings	10
1.4	Knowledge and Disclosure	10
1.5	Extended Meanings, Etc.	10
1.6	Date of any Action	10
1.7	Performance of the Purchaser’s Obligations	10
1.8	Schedules	10

ARTICLE 2 THE ACQUISITION		11

2.1	Acquisition	11
2.2	Consideration Mechanics	11
2.3	Income Tax Elections	11

ARTICLE 3 CERTIFICATES AND PAYMENTS		12

3.1	Payments of Consideration	12
3.2	Dividends and Distributions	12
3.3	Fractional Shares	12
3.4	Loss of Certificates	12
3.5	Extinction of Rights	13
3.6	Withholding Rights	13

ARTICLE 4 RIGHTS OF THE PARENT AND CALLCO TO ACQUIRE EXCHANGEABLE SHARES		13

4.1	Liquidation Call Right.	13
4.2	Redemption Call Right.	14
4.3	Change of Law Call Right.	14
4.4	List of Securityholders	15
4.5	Securityholder Communications	15

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		15

5.1	Representations and Warranties of the Company	15
5.2	Representations and Warranties of the Shareholders	20
5.3	Representations and Warranties of the Optionholders	21
5.4	Representations and Warranties of the Warrantholders	21
5.5	Representations and Warranties of the Broker Warrantholder	22
5.6	Representations and Warranties of the Purchaser, Callco and the Parent	23
5.7	Survival of Representations and Warranties	25

ARTICLE 6 COVENANTS REGARDING THE CONDUCT OF BUSINESS		26

6.1	Covenants of the Company	26
6.2	Covenants of the Parent	29

ARTICLE 7 ADDITIONAL COVENANTS		29

7.1	Access to Information	29
7.2	Covenants of the Company Regarding the Acquisition	30
7.3	Covenants of the Purchaser, Callco and the Parent Regarding the Acquisition	30
7.4	Additional Covenants with Respect to Exchangeable Share Structure	31
7.5	Mutual Covenants	31
7.6	Employment Agreements; Options; Board	31
7.7	Indemnification by Shareholders, Optionholders, Warrantholders and Broker Warrantholders	32
7.8	Indemnification and Insurance	32

ARTICLE 8 ACQUISITION PROPOSALS		33

8.1	Non-Solicitation	33
8.2	Right to Match	33

ARTICLE 9 TERMINATION		35

9.1	Termination	35
9.2	Void upon Termination	35
9.3	Notice and Cure Provisions	35

ARTICLE 10 CONDITIONS PRECEDENT		36

10.1	Mutual Conditions Precedent	36
10.2	Additional Conditions Precedent to the Obligations of the Company	36
10.3	Additional Conditions Precedent to the Obligations of the Purchaser and the Parent	36

ARTICLE 11 GENERAL		37

11.1	Independent Legal Advice	37
11.2	Notices	37
11.3	Expenses	38
11.4	No Assignment	38
11.5	Benefit of Agreement	38
11.6	Time of Essence	38
11.7	Public Announcements	38
11.8	Governing Law; Attornment; Service of Process; Waiver of Jury Trial	38
11.9	Entire Agreement	39
11.10	Third Party Beneficiaries	39
11.11	Amendment	39
11.12	Waiver and Modifications	39
11.13	Severability	39
11.14	Mutual Interest	39
11.15	Further Assurances	40
11.16	Injunctive Relief	40
11.17	No Personal Liability	40
11.18	Counterparts	40

SCHEDULE A LIST OF SECURITYHOLDERS		A-4

SCHEDULE B EXCHANGEABLE SHARE PROVISIONS		B-1

SCHEDULE C REQUIRED REGULATORY APPROVALS		C-1

SCHEDULE D FORM OF SUPPORT AGREEMENT		D-1

SCHEDULE E FORM OF VOTING AND EXCHANGE TRUST AGREEMENT		E-1

ii

EXCHANGE AGREEMENT

THIS AGREEMENT is made as of January 25, 2013

AMONG

DELMAR PHARMACEUTICALS, INC., a corporation incorporated under the laws of the State of Nevada (the “Parent”)

-  and  -

0959454 B.C. LTD., a corporation incorporated under the laws of the Province of British Columbia (“Callco”)

-  and  -

0959456 B.C. LTD., a corporation incorporated under the laws of the Province of British Columbia (the “Purchaser”)

-  and  -

DEL MAR PHARMACEUTICALS (BC) LTD., a corporation incorporated under the laws of the Province of British Columbia (the “Company”)

-  and  -

SECURITYHOLDERS of the Company, who have signed this Agreement or who have agreed to be bound by this Agreement, as more particularly listed in Schedule A hereto.

WHEREAS the Parent, through the Purchaser, proposes to acquire all of the Common Shares held by the Shareholders as provided in this Agreement;

AND WHEREAS the Company, the Parent and the Purchaser wish to amend the terms of the Options, the Warrants and the Broker Warrants as provided in this Agreement;

AND WHEREAS the Board of Directors of the Company has unanimously determined that the Acquisition is fair to the Securityholders and that it is in the best interests of the Company and Securityholders to enter into this Agreement;

NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless otherwise defined or expressly stated herein or something in the subject matter or the context is clearly inconsistent therewith:

“1933 Securities Act” means the United States Securities Act of 1933;

“1934 Exchange Act” means the United States Securities Exchange Act of 1934;

“Acquisition Agreement” has the meaning ascribed thereto in Section 8.1(a)(v);

“Acquisition Proposal” means, at any time, whether or not in writing, any proposal (including any modification or proposed modification of any such proposal) with respect to (a) any acquisition by any person or group of persons of Common Shares (or securities convertible into or exchangeable or exercisable for Common Shares) representing 20% or more of the Common Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Common Shares) or (b) any acquisition by any person or group of persons of any assets of the Company (including shares or other equity interests) individually or in the aggregate contributing 20% or more of the consolidated revenue or representing 20% or more of the assets of the Company taken as a whole (in each case based on the most recent consolidated financial statements of the Company) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions, in each case, whether by plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination, sale of assets, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, including any single or multi-step transaction or series of transactions, directly or indirectly involving the Company, and in each case excluding the Acquisition and the other transactions contemplated by this Agreement;

“affiliate” and “associate” have the meanings respectively ascribed thereto under the Securities Act;

“Acquisition” means the transaction pursuant to which the Purchaser will acquire all of the Common Shares held by the Shareholders and the terms of the Options held by the Optionholders, the Warrants held by the Warrantholders and the Broker Warrants held by Broker Warrantholders will be amended, upon and subject to the terms and conditions set forth in this Agreement;

“Agreement” means this Exchange Agreement (including the Schedules attached hereto) as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof;

“Ancillary Rights” means the interest of holder of Exchangeable Shares as a beneficiary of the trust created by the Voting and Exchange Trust Agreement;

“BCBCA” means the Business Corporations Act (British Columbia) and all regulations made thereunder, as promulgated or amended from time to time;

“Broker Warrants” means, at any time, warrants to acquire Common Shares which were issued to brokers by the Company as compensation and which are, at such time, outstanding and unexercised;

“Broker Warrantholder” means a holder of one or more Broker Warrants who has signed this Agreement or who has agreed to be bound by this Agreement;

“Board of Directors” means the board of directors of the Company as constituted from time to time;

“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Vancouver, British Columbia or New York City, New York are closed for business;

“Callco” means 0959454 B.C. Ltd., a subsidiary of the Parent existing under the laws of the Province of British Columbia, or any other direct or indirect wholly-owned subsidiary of the Parent designated by the Parent from time to time in replacement thereof;

“Canadian GAAP” means, in relation to any financial year beginning on or before December 31, 2010, accounting principles generally accepted in Canada as adopted by the Canadian Institute of Chartered Accountants, and, in relation to any financial year beginning after December 31, 2010, International Financial Reporting Standards;

“Canadian Resident” means either (i) a person who, at the relevant time, is a resident of Canada for purposes of the Tax Act, (ii) a partnership that is a “Canadian partnership” for purposes of the Tax Act or (iii) a person who has a registered Canadian address in the central securities register maintained by or on behalf of the Company in respect of such securities;

“Canadian Securities Laws” means the Securities Act and all other applicable Canadian provincial securities Laws and the rules, regulations and published policies made thereunder;

“Change of Law” means any amendment to the Tax Act and other applicable provincial income tax laws that permits Canadian Resident holders of Exchangeable Shares, who hold the Exchangeable Shares as capital property and deal at arm’s length with the Parent and the Purchaser (all for the purposes of the Tax Act and other applicable provincial income tax laws), to exchange their Exchangeable Shares for Parent Shares on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Tax Act or applicable provincial income tax laws;

“Change of Law Call Date” has the meaning ascribed thereto in Section 4.3(b);

“Change of Law Call Right” has the meaning ascribed thereto in Section 4.3(a);

“Change of Law Call Purchase Price” has the meaning ascribed thereto in Section 4.3(a);

“Change of Recommendation” has the meaning ascribed thereto in Section 9.1(c)(i);

“commercially reasonable efforts” means, with respect to any Party, the cooperation of such Party and the use by such Party of its reasonable efforts consistent with reasonable commercial practice without: (a) payment or incurrence of any monetary liability or obligation, other than filing fees incurred in connection with the transactions contemplated by this Agreement and other reasonable expenses; or (b) the requirement to initiate or commence litigation;

“Common Shares” means the common shares without par value in the capital of the Company;

“Company Annual Financial Statements” means the audited consolidated financial statements of the Company for the years ending December 31, 2011 and 2010, together with the notes thereto;

“Company Beneficiaries” has the meaning ascribed thereto in Section 11.10;

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by the Company and delivered to the Purchaser prior to the execution of this Agreement;

“Company Entity” means a subsidiary of the Company;

“Company Financial Statements” means the Company Annual Financial Statements and the Company Interim Financial Statements;

“Company Interim Financial Statements” means the unaudited interim consolidated financial statements of the Company for the nine months ended September 30, 2012, together with the notes thereto;

“Confidential Data” has the meaning ascribed thereto in Section 7.1(b);

“Consideration Shares” means, collectively, the Exchangeable Shares to be issued to Shareholders pursuant to Section 2.2(a) of the Agreement and the Parent Shares to be issued to Shareholders pursuant to Section 2.2(b) of the Agreement;

“Contract” means any legally binding contract, agreement, indenture, note, instrument, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (whether written or oral) to which the Company is a party or by which the Company is bound or affected or to which any of its respective properties or assets is subject;

“Effective Date” means the date upon which all of the conditions to the completion of the Acquisition as set out in Article 10 have been satisfied or waived in accordance with the provisions of this Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, acting reasonably;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date;

“Eligible Holder” means a Shareholder who is a Canadian Resident;

“Eligible Share” means a Common Share that the Eligible Holder thereof will transfer to the Purchaser for Eligible Share Consideration;

“Eligible Share Consideration” means, in respect of each Eligible Share transferred to the Purchaser pursuant to Section 2.2(a)(i), one (1) Exchangeable Share (together with Ancillary Rights);

“Environment” means the natural environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, and any other environmental medium or natural resource);

“Environmental Laws” means Laws aimed at or relating to reclamation or restoration of property; abatement of pollution; protection of the Environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, treatment, storage, disposal or control of, or exposure to, Hazardous Substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances, including to ambient air, surface water or groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or otherwise protecting human health and safety or the Environment;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions will be in substantially the form set out in Schedule B to the Agreement;

“Exchangeable Share Consideration” has the meaning set out in the Exchangeable Share Provisions;

“Exchangeable Shares” means the exchangeable shares in the capital of the Purchaser, as more particularly described in the Exchangeable Share Provisions;

“Exchangeable Share Price” has the meaning set out in the Exchangeable Share Provisions;

“Exchangeable Share Voting Event” has the meaning set out in the Exchangeable Share Provisions’

“Forward Split” means a one for 3.3898305 forward split in the form of stock dividend;

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including any stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing;

“Hazardous Substances” means any waste or other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, mutation or toxic or a pollutant or a contaminant under or pursuant to, or that could result in liability under, any applicable Environmental Laws including petroleum and all derivatives thereof or synthetic substitutes therefor, hydrogen sulphide, arsenic, cadmium, lead, mercury, polychlorinated biphenyls (“PCBs”), PCB-containing equipment and material, mould, asbestos, asbestos-containing material, urea-formaldehyde, urea-formaldehyde-containing material and any other material or substance that may impair the Environment, the health of any individual, property or plant or animal life;

“holder” means, when used in reference to any securities of the Company, the holder of such securities shown from time to time in the central securities register maintained by or on behalf of the Company in respect of such securities;

“Indemnified Parties” has the meaning ascribed thereto in Section 7.8(a);

“Intellectual Property Rights” has the meaning ascribed thereto in Section 5.1(x)(i);

“Investment Canada Act” means the Investment Canada Act (Canada);

“Laws” means any and all laws, statutes, codes, ordinances (including zoning), decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over such person or its business, undertaking, property or securities;

“Lease” has the meaning ascribed thereto in Section 5.1(o);

“Liens” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, right to possession or any other encumbrance, right or restriction of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Liquidation Amount” has the meaning set out in the Exchangeable Share Provisions;

“Liquidation Call Purchase Price” has the meaning ascribed thereto in Section 4.1(a);

“Liquidation Call Right” has the meaning ascribed thereto in Section 4.1(a);

“Liquidation Date” has the meaning set out in the Exchangeable Share Provisions;

“Material Adverse Effect” means, in respect of the Company or the Parent, as the case may be, any result, fact, change, effect, event, circumstance, occurrence or development that, taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments, has or would reasonably be expected to have a material and adverse effect on the business, operations, results of operations or condition (whether financial or otherwise) of such Party and its subsidiaries, taken as a whole; provided, however, that any result, fact, change, effect, event, circumstance, occurrence or development that arises out of, relates directly or indirectly to, results directly or indirectly from or is attributable to any of the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect:

(a)
changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which the applicable Party or any of the subsidiaries operate or carry on business;

(b)
changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

(c)	any earthquake, hurricane, tornado or other similar natural disaster;

(d)	changes or developments in or relating to currency exchange or interest rates;

(e)	changes or developments generally affecting the life sciences industry in general;

(f)	any adoption, change or proposed change in any Laws or the interpretation, application or non-application of any Laws by any Governmental Authority;

(g)	any adoption, change or proposed change in Canadian GAAP or U.S. GAAP;

(h)
any change in the market price or trading volume of any securities of the Parent (it being understood that the causes underlying such change in market price may be taken into account in determining whether a Material Adverse Effect has occurred) or any suspension of trading in securities generally on any securities exchange on which any securities of the Parent trade;

(i)
(i) with respect to the Company, any actions taken (or omitted to be taken) by the Company upon the request of the Parent or the Purchaser and (ii) with respect to the Parent, any actions taken (or omitted to be taken) by the Parent upon the request of the Company;

(j)
any failure by such Party to meet any internal or publicly disclosed projections, forecasts or estimates of, or guidance relating to, revenue, earnings or cash flow of such Party, whether made by or attributed to such Party or any financial analyst or other person;

(k)
the announcement of the execution of this Agreement or the transactions contemplated hereby, the pendency of the completion of the transactions contemplated hereby, the performance of any obligation contemplated hereunder or the completion of any of the transactions contemplated hereby; or

(l)	any legal proceeding commenced by or involving any current or former securityholders of the Parent or the Company arising out of or relating to this Agreement;

provided, however, that each of clause (a) through (e) above shall not apply to the extent that any of the changes, developments, conditions or occurrences referred to therein relate primarily to (or have the effect of relating primarily to) such Party or any of its subsidiaries or disproportionately adversely affect such Party and its subsidiaries, taken as a whole, in comparison to other persons who operate in the same industry as such Party and its subsidiaries; and provided, further, however, that references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a Material Adverse Effect has occurred;

“Material Contract” has the meaning ascribed to that term in Section 5.1(s)(i);

“material fact” with respect to the Company, has the meaning attributed to such term under the Securities Act, and with respect to the Parent and the Parent Material Subsidiaries, has the meaning attributed to such term under the 1933 Securities Act;

“misrepresentation” with respect to the Company, has the meaning attributed to such term under the Securities Act, and with respect to the Parent and the Parent Material Subsidiaries, has the meaning attributed to such term under the 1933 Securities Act;

“Non-Eligible Holder” means a Shareholder who is not an Eligible Holder;

“Optionholder” means a holder of one or more Options who has signed this Agreement or who has agreed to be bound by this Agreement;

“Options” means, at any time, options to acquire Common Shares granted pursuant to the Stock Option Plan which are, at such time, outstanding and unexercised, whether or not vested;

“ordinary course of business”, or any similar reference, means, with respect to an action taken or to be taken by any person, that such action is consistent with the past practices of such person (including with respect to amount and frequency) and is taken in the ordinary course of the normal day-to-day business and operations of such person;

“OTCBB” means the Over-the-Counter Bulletin Board;

“Outside Date” means the date that is 120 days after the date of this Agreement or such later date as may be agreed to in writing by the Parties;

 “Parent Control Acquisition” has the meaning set out in the Exchangeable Share Provisions;

“Parent Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by the Parent and delivered to the Company prior to the execution of this Agreement;

“Parent Financial Statements” means the audited consolidated financial statements of the Parent as at, and for the years ended June 30, 2012 and 2011, together with the notes thereto;

“Parent Material Subsidiaries” has the meaning ascribed thereto in Section 5.6(f);

“Parent Public Disclosure Record” means all documents filed by or on behalf of the Parent on the Electronic, Data-Gathering, Analysis and Retrieval (EDGAR) system since January 1, 2011;

“Parent Shares” means shares of common stock of the Parent, par value US$0.001 per share;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Authority;

“Permitted Liens” means, for the Company, or the Parent or any Parent Material Subsidiary, as the context requires:

(a)
Liens for current real estate taxes and assessments not yet due and payable or Liens for income and similar taxes that are being contested in good faith and for which the Company has made adequate provision in accordance with Canadian GAAP;

(b)	inchoate mechanics’ and materialmen’s and/or construction Liens for construction in progress and in respect of which payments are not past due;

(c)
to the extent such Liens would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company consistent with past practice, (ii) all matters of record, whether or not registered, which do not individually or in the aggregate render title to any real estate asset invalid or unmarketable and (iii) all Liens and other imperfections of title and encumbrances which would not reasonably be expected to interfere with the conduct of the business of the Company;

(d)
rights reserved to or vested in any Governmental Entity by the terms of any lease, licence, franchise, grant or permit, or by any statutory provision, to terminate the same, to take action which results in an expropriation or condemnation, or to require annual or other payments as a condition to the continuance thereof;

(e)
deposits of cash or securities in connection with any appeal, review or contestation of any Lien or any matter giving rise to an Lien described in (a) or (c) above and for which adequate reserves have been provided for in the books of such person in accordance with Canadian GAAP;

(f)
the provisions of applicable Laws including zoning, land use and building restrictions, by laws, regulations and ordinances of federal, state, provincial, municipal or other Governmental Authorities, including municipal by-laws and regulations, airport zoning regulations, restrictive covenants and other land use limitations, public or private, by-laws and regulations and other similar Liens or privileges in respect of real property which in the aggregate do not materially impair the use of such property by the Company in the operation of its business, and which are not violated in any material respect by existing or proposed structures or land use;

(g)
Permits, reservations, water course, right of access or user licenses, easements, rights of way, restrictions, building schemes, licenses, restrictive covenants and servitudes, rights of access or user, airport zoning regulations and other similar rights in land (including licenses, easements, rights of way, servitudes and rights in the nature of easements for walkways, sidewalks, public ways, sewers, drains, gas, soil, steam and water mains or pipelines, electrical lights and power, telephone, television and cable conduits, poles, wires or cables) granted to, reserved or taken by any person which would not materially impair the use of the real property to which they relate and any rights reserved or vested in any Governmental Authority or public or private utility or railway company by the terms of any lease, licence, franchise, grant, agreement or permit, subdivision, development, servicing, encroachment, site plan or other similar agreement with any Governmental Authority or public or private utility or railway company that would not materially impair the use of the real property to which they relate;

(h)	purchase money security interests securing indebtedness in the ordinary course of business;

(i)
security given by the Company to a public utility or any Governmental Authority, when required by such utility or Governmental Authority in connection with the operations of such person, in the ordinary course of its business; and

(j)	any other Lien that is identified as a “Permitted Lien” in the Company Disclosure Letter or in the Parent Disclosure Letter, as the context requires;

“person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture,  joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status;

“PPM” means the Private Placement Memorandum of the Company dated January 4, 2013, as amended or supplemented, which has been delivered to each Securityholder concurrently with this Agreement;

“Proceedings” has the meaning ascribed thereto in Section 5.1(l);

“Redemption Call Right” has the meaning ascribed thereto in Section 4.2(a);

“Redemption Call Purchase Price” has the meaning ascribed thereto in Section 4.2(a);

“Redemption Date” has the meaning set out in the Exchangeable Share Provisions;

“Release” means any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the Environment;

“Representatives” means, collectively, with respect to a person, any officers, directors, employees, consultants, advisors, agents or other representatives (including, solicitors, accountants, investment bankers and financial advisors) of that person or any subsidiary of that person;

“Required Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities as set forth in Schedule C hereto;

“Returns” means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed with any Governmental Authority in connection with, any Taxes and including any other filings relating to Taxes, including all returns in respect of Taxes and other material reports and information under the Tax Act, the income tax or corporation capital tax legislation of any province of Canada or any foreign country or political subdivision thereof in which the relevant person carries on business or to a jurisdiction of which it is otherwise subject, any sales or excise tax legislation of a province of Canada or any foreign country, or political subdivision thereof or legislation affecting any other Taxes, applicable to such person pursuant to which it is liable or required to pay or remit Taxes;

“Right to Match Period” has the meaning ascribed thereto in Section 8.2(b)(iv);

“Securities” means, collectively, the Common Shares, Options, Warrants and Broker Warrants of the Company;

“Securities Act” means the Securities Act (British Columbia) and the rules, regulations and policies made thereunder;

“Securities Regulatory Authorities” means the securities regulatory authorities in each of the Provinces of Canada and in the United States;

“Securityholders” means, collectively, all of the Shareholders, Optionholders and Warrantholders who have signed this Agreement or who have agreed to be bound by this Agreement;

“Share Consideration” means, in respect of each Common Share transferred to the Purchaser pursuant to Section 2.2(b), one (1) Parent Share;

“Shareholder” means a holder of one or more Common Shares who has signed this Agreement or who has agreed to be bound by this Agreement;

 “Stock Option Plan” means the Stock Option Plan of the Company effective February 1, 2012;

“subsidiary” means, with respect to a specified entity, any:

(a)
corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at all times owned by such specified entity;

(b)
partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c)	a subsidiary (as defined in clauses (a) and (b) above) of any subsidiary (as so defined) of such specified entity;

“Superior Proposal” means a bona fide written Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “Acquisition Proposal” shall be changed to “100%”) made by a third party or third parties acting jointly (other than the Purchaser and its affiliates) and which or in respect of which:

(a)	the Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i)
would, taking into account all of the terms and conditions of such Acquisition Proposal, and if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable to the Securityholders from a financial point of view than the Acquisition; and

(ii)
is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person or persons making such Acquisition Proposal;

(b)	is not subject to any due diligence condition or due diligence termination right in favour of the acquirer; or

(c)	is made available to all of the Securityholders on the same terms and conditions;

“Superior Proposal Notice” has the meaning ascribed thereto in Section 8.2(b)(iii);

“Support Agreement” means the support agreement to be entered into among the Parent, the Purchaser and Callco in substantially the form of Schedule D hereto;

“Surviving Corporation” means any corporation or other entity continuing following the amalgamation, merger, consolidation or winding up of the Company with or into one or more other entities (pursuant to a statutory procedure or otherwise);

“Tax” or “Taxes” means all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including (i) all income taxes, including any tax on or based on net income, gross income, income as specifically defined, earnings, gross receipts, capital, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes (including all withholdings on amounts paid to or by the relevant person), sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, licence taxes, occupation taxes, real and personal property taxes, land transfer taxes, severance taxes, capital stock taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, environment taxes, transfer taxes, and employment or unemployment insurance premiums, social insurance premiums and worker’s compensation premiums and pension (including Canada Pension Plan) payments, and other taxes, fees, imposts, assessments or charges of any kind whatsoever together with any interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect thereof, (ii) any tax imposed, assessed, collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee and (iii) any liability for any of the foregoing of a transferee, successor, guarantor or by contract or by operation of law;

“Tax Act” means the Income Tax Act (Canada);

“Tax Election Package” means two copies of CRA Form T-2057 or, if the applicable Shareholder is a partnership, two copies of CRA Form T-2058 and two copies of any applicable equivalent provincial or territorial election form, which forms have been duly and properly completed and executed by such Shareholder in accordance with the rules contained in the Tax Act or the relevant provincial legislation;

“Technology” has the meaning ascribed thereto in Section 5.1(x)(xv);

“Transaction Expenses” means all costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, printing and other administrative or professional fees, costs and expenses of third parties incurred by the Company, including in connection with the consideration of any alternative transactions in relation to the Company prior to or after the execution of this Agreement, the negotiation and settlement of this Agreement, and structuring and completion of the transactions contemplated by this Agreement;

“U.S. GAAP” means accounting principles generally accepted in the United States;

“U.S. Securities Laws” means the 1933 Securities Act, the 1934 Exchange Act and all other state and federal securities Laws and the rules, regulations and published policies made thereunder;

“Valent Agreement Amendment” means the amendment to the Patent Assignment Agreement, dated September 12, 2010, between the Company and Valent Technologies LLC, in connection with which the Parent will issue 1,150,000 shares of common stock;

“Voting and Exchange Trust Agreement” means the voting and exchange trust agreement to be entered into among the Parent, Callco, the Purchaser and the Trustee (as defined in the Exchangeable Share Provisions) in substantially the form of Schedule E hereto;

“Warrantholder” means a holder of one or more Warrants who has signed this Agreement or who has agreed to be bound by this Agreement;

“Warrants” means, at any time, warrants to acquire Common Shares, other than Broker Warrants, which are, at such time, outstanding and unexercised; and

“Warrant Dividend” means the dividend declared by the Board of Directors of the Parent whereby each stockholder of record of the Parent as of the record date of January 24, 2013 received one (1) warrant to purchase one (1) share of common stock of the Parent (as adjusted for the Forward Split) at an exercise price of $1.25 (as adjusted for the Forward Split).

1.2	Currency

Except where otherwise specified, all references to currency herein are to lawful money of Canada and “$” refers to Canadian dollars.

1.3	Interpretation Not Affected by Headings

The division of this Agreement into Articles, sections, paragraphs and subparagraphs and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, section or other portion hereof.  Unless something in the subject matter or context is clearly inconsistent therewith, references herein to an Article, section, subsection, paragraph, clause, subclause or schedule by number or letter or both are to that Article, section, subsection, paragraph, clause, subclause or schedule in this Agreement.

1.4	Knowledge and Disclosure

Any reference in this Agreement to the “knowledge” or the “awareness” of the Company means to the best of the actual knowledge, information and belief of Jeffrey Bacha, in his capacity as an officer of the Company and not in his personal capacity or in any other capacity, as of the date of this Agreement without undertaking inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual or any constructive, implied or imputed knowledge or awareness.  Any reference in this Agreement to the “knowledge” or the “awareness” of the Purchaser or the Parent means to the best of the actual knowledge, information and belief of Lisa Guise, in her capacity as an officer and sole member of the Board of Directors of the Parent and not in her personal capacity or in any other capacity, as of the date of this Agreement without undertaking inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual or any constructive, implied or imputed knowledge or awareness.

1.5	Extended Meanings, Etc.

Unless the context otherwise requires, words importing only the singular number also include the plural and vice versa; words importing any gender include all genders.  The terms “including” or “includes” and similar terms of inclusion, unless expressly modified by the words “only” or “solely”, mean “including without limiting the generality of the foregoing” and “includes without limiting the generality of the foregoing”.  Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, restated, supplemented or otherwise modified, including, in the case of Contracts or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws, and all attachments thereto and instruments incorporated therein and, in the case of statutory Laws, all rules and regulations made thereunder.

1.6	Date of any Action

If the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.

1.7	Performance of the Purchaser’s Obligations

The Parent unconditionally guarantees the due and punctual performance of each and every obligation of the Purchaser arising under this Agreement.

1.8	Schedules

The following are the Schedules to this Agreement:

Schedule A	-	List of SecurityHolders
Schedule B	-	Exchangeable Share Provisions
Schedule C	-	Required Regulatory Approvals
Schedule D	-	Form of Support Agreement
Schedule E	-	Form of Voting and Exchange Trust Agreement

ARTICLE 2
THE ACQUISITION

2.1	Acquisition

The Company, each of the Securityholders, the Parent, Callco and the Purchaser agree that the Acquisition will be implemented in accordance with and subject to the terms and conditions contained in this Agreement.  The closing of the transactions contemplated hereby will take place at 10:00 a.m. (Vancouver time) on the Effective Date at the offices in Vancouver, British of McCarthy Tétrault LLP, or at such other time on the Effective Date or such other place as may be agreed to by the Parties.

2.2	Consideration Mechanics

(a)	The Company, each Eligible Holder, the Parent, the Purchaser and Callco agree that at the Effective Time:

(i)	each Eligible Share will be and be deemed to be transferred by the Eligible Holder to the Purchaser (free and clear of any Liens) in exchange for the Eligible Share Consideration; and

(ii)
at the same time as the step in Section 2.2(a)(i) occurs, the Eligible Holder of each Eligible Share transferred to the Purchaser pursuant to Section 2.2(a)(i) will cease to be the holder thereof, or to have any rights as a holder thereof other than the right to receive the Eligible Share Consideration payable in respect thereof pursuant to Section 2.2(a)(i), and legal and beneficial title to each such Eligible Share will vest in the Purchaser and the Purchaser will be and be deemed to be the transferee and legal and beneficial owner of such Eligible Share (free and clear of any Liens) and will be entered in the central securities register of the Company as the sole holder thereof.

(b)	The Company, each Non-Eligible Holder, the Parent, the Purchaser and Callco agree that at the Effective Time:

(i)
each Common Share outstanding immediately prior to the Effective Time (other than Eligible Shares) will be and be deemed to be transferred by the Non-Eligible Holder to the Purchaser (free and clear of any Liens) in exchange for the Share Consideration; and

(ii)
at the same time as the step in Section 2.2(b)(i) occurs, the Non-Eligible Holder of each Common Share transferred to the Purchaser pursuant to Section 2.2(b)(i) will cease to be the holder thereof, or to have any rights as a holder thereof other than the right to receive the Share Consideration payable in respect thereof pursuant to Section 2.2(b)(i), and legal and beneficial title to each such Common Share will vest in the Purchaser and the Purchaser will be and be deemed to be the transferee and legal and beneficial owner of such Common Share (free and clear of any Liens) and will be entered in the central securities register of the Company as the sole holder thereof.

(c)
The Company, each Optionholder, the Parent, the Purchaser and Callco agree that at the Effective Time each of the outstanding Options (whether vested or unvested) registered in the name of and held by the Optionholder, and each certificate representing such Options, shall be deemed to be amended such that, rather than entitling the Optionholder to acquire one (1) Common Share for each Option at the exercise price provided for therein, each Option shall entitle the Optionholder to acquire one (1) Parent Share for each Option at the exercise price provided for therein, and for the purpose of such outstanding Options, the Acquisition shall constitute an Event, as such term is defined in the Stock Option Plan.

(d)
The Company, each Warrantholder, the Parent, the Purchaser and Callco agree that at the Effective Time each of the outstanding Warrants registered in the name of and held by the Warrantholder, and each certificate representing such Warrants, shall be deemed to be amended such that, rather than entitling the Warrantholder to acquire one (1) Common Share for each Warrant at the exercise price provided for therein, each Warrant shall entitle the Warrantholder to acquire one (1) Parent Share for each Warrant at the exercise price provided for therein, and for the purpose of each of the outstanding Warrants, the Acquisition shall constitute a Capital Reorganization and a Reverse Take-Over, as such terms are defined in each certificate representing such Warrants, and for greater certainty, the reference to “underlying securities” in Section 5(c) of each certificate representing the Warrants means Parent Shares.

(e)
The Company, each Broker Warrantholder, the Parent, the Purchaser and Callco agree that at the Effective Time each of the outstanding Broker Warrants registered in the name of and held by the Broker Warrantholder, and each certificate representing such Broker Warrants, shall be deemed to be amended such that, rather than entitling the Broker Warrantholder to acquire one (1) Common Share for each Broker Warrant at the exercise price provided for therein, each Broker Warrant shall entitle the Broker Warrantholder to acquire one (1) Parent Share for each Broker Warrant at the exercise price provided for therein, and for the purpose of each of the outstanding Broker Warrant, the Acquisition shall constitute a Capital Reorganization and a Reverse Take-Over, as such terms are defined in each certificate representing such Broker Warrants.

(f)
Each Shareholder, Optionholder,Warrantholder and Broker Warrantholder agrees that, with respect to each step set out above applicable to such holder, to execute and deliver all consents, releases, assignments and waivers, statutory or otherwise, required to transfer such Common Shares or to amend such certificate representing the Options, Warrants or Broker Warrants held by such holder in accordance with such step.

2.3	Income Tax Elections

The Purchaser will deliver to Shareholders who are Eligible Holders who receive Exchangeable Shares under the Acquisition the Tax Election Package shortly after the completion of the Acquisition. Shareholders who are Eligible Holders who receive Exchangeable Shares under the Acquisition shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act or, if the person is a partnership, subsection 85(2) of the Tax Act (and in each case, where applicable, the analogous provisions of provincial income tax Laws) with respect to the transfer of their Eligible Shares to the Purchaser by providing the Tax Election Package to the Purchaser within 90 days following such Shareholder’s receipt of the Tax Election Package, duly completed with the details of the number of Eligible Shares transferred and the applicable agreed amounts (which cannot be less than the fair market value of the Ancillary Rights at the Effective Time). Thereafter, subject to the Tax Election Package being correct and complete and complying with the provisions of the Tax Act (or applicable provincial income or corporate tax Laws), the relevant forms will be signed by the Purchaser and returned to such persons within 90 days after the receipt thereof by the Purchaser for filing with the Canada Revenue Agency (or the applicable provincial taxing agency).  The Purchaser will not be responsible for the proper or accurate completion of the Tax Election Package or for checking or verifying the content of any election form and, except for the Purchaser’s obligation to return duly completed Tax Election Packages which are received by the Purchaser within 90 days of the Effective Date within 90 days after the receipt thereof by the Purchaser, the Purchaser will not be responsible for any taxes, interest or penalties or any other costs or damages resulting from the failure by a Shareholder to properly and accurately complete or file the necessary election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation). In its sole discretion, the Purchaser may choose to sign and return Tax Election Packages received more than 90 days following the Effective Date but will have no obligation to do so.

ARTICLE 3
CERTIFICATES AND PAYMENTS

3.1	Payments of Consideration

(a)
At or before the Effective Time, the Purchaser will deposit or cause to be deposited with the Company for the benefit of the Shareholders one or more certificates representing the aggregate number of Exchangeable Shares or Parent Shares required to be delivered by the Purchaser to the Shareholders pursuant to Sections 2.2(a)(i) or 2.2(b)(i).

(b)
As soon as practicable following the later of the Effective Date and the surrender by a Shareholder to the Company of a certificate that immediately prior to the Effective Time represented outstanding Common Shares (including Eligible Shares) that were transferred to the Purchaser under Sections 2.2(a)(i) or 2.2(b)(i), the former Shareholder will be entitled to receive in exchange therefor a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares or Parent Shares such holder is entitled to receive pursuant to Section 2.2(a)(i) or Section 2.2(b)(i), together with any distributions or dividends which such holder is entitled to receive pursuant to Section 3.2, less any amounts withheld pursuant to Section 3.6, and any certificate so surrendered will forthwith be cancelled.

(c)
Subject to Section 3.5, until surrendered as contemplated by this Section 3.1, each certificate which immediately prior to the Effective Time represented Common Shares (including Eligible Shares) that were transferred to the Purchaser under Section 2.2(a)(i) or Section 2.2(b)(i) will be thereafter deemed to represent only the right to receive a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares or Parent Shares such holder is entitled to receive pursuant to Section 2.2(a)(i) or Section 2.2(b)(i), together with any distributions or dividends which such holder is entitled to receive pursuant to Section 3.2, less any amounts withheld pursuant to Section 3.6.

(d)	The Purchaser will cause the Company, as soon as a former Shareholder becomes entitled to receive Eligible Share Consideration or Share Consideration in accordance with Section 3.1(b), to:

(i)	forward or cause to be forwarded by first class mail (postage paid) to such former Shareholder at the address specified in the register of Common Shares; or

(ii)	if requested by such former Shareholder, make available at the offices of the Company for pick-up by such former Shareholder; or

one or more certificates representing the Eligible Share Consideration or Share Consideration such former Shareholder is entitled to receive in accordance with the provisions hereof, less any amounts withheld pursuant to Section 3.6.

(e)
No former Shareholder shall be entitled to receive any consideration with respect to such Common Shares other than Eligible Share Consideration or Share Consideration such former Shareholder is entitled to receive pursuant to this Section 3.1 and, for greater certainty, no such former Shareholder will be entitled to receive any interest, dividends, premium or other payment in connection therewith except in accordance with Section 3.2.

3.2	Dividends and Distributions

No dividends or other distributions declared or made after the Effective Time with respect to the Exchangeable Shares or Parent Shares with a record date after the Effective Time shall be paid to the Shareholder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Common Shares (including Eligible Shares) that were transferred pursuant to Section 2.2(a)(i) or Section 2.2(b)(i) unless and until the holder of such certificate shall surrender such certificate in accordance with Section 3.1.  Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause (ii) below, at the appropriate payment date), there shall be paid to the holder of the certificates representing such Common Shares (including Eligible Shares) (without interest) (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Exchangeable Shares or Parent Shares to which such holder is entitled pursuant hereto and (ii) to the extent not paid under clause (i), on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and the payment date subsequent to surrender payable with respect to such Exchangeable Shares or Parent Shares.

3.3	Fractional Shares

In no event shall any Shareholder be entitled to a fractional Exchangeable Share or Parent Share and a holder of Common Shares (including Eligible Shares) shall not be entitled to any cash payment in lieu of a fractional Exchangeable Share or Parent Share.  Where the aggregate number of Exchangeable Shares or Parent Shares to be issued to a Shareholder as consideration under this Agreement would result in a fraction of an Exchangeable Share or a Parent Share being issuable, the number of Exchangeable Shares or Parent Shares to be received by such Shareholder shall be rounded down to the nearest whole Exchangeable Share or Parent Share, as the case may be.

3.4	Loss of Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares (including Eligible Shares) that were acquired by the Purchaser pursuant to Section 2.2(a)(i) or Section 2.2(b)(i) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the former Shareholder, the Company will, in exchange for such lost, stolen or destroyed certificate, deliver to such former Shareholder (a) the Eligible Share Consideration such former Shareholder is entitled to receive pursuant to Section 2.2(a)(i) or (b) the Share Consideration such former Shareholder is entitled to receive pursuant to Section 2.2(b)(i) in respect of such Common Shares together, in each case, with any distributions or dividends which such Shareholder is entitled to receive pursuant to Section 3.2 and less, in each case, any amounts withheld pursuant to Section 3.6.  When authorizing such payment in relation to any lost, stolen or destroyed certificate, the former Shareholder will, as a condition precedent to the delivery thereof, give a bond satisfactory to the Purchaser and the Company or otherwise indemnify the Company, the Purchaser, the Parent and the Company against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

3.5	Extinction of Rights

Any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares (including Eligible Shares) that were acquired by the Purchaser pursuant to Section 2.2(a)(i) or Section 2.2(b)(i) which is not deposited with the Company in accordance with the provisions of Section 3.1 on or before the sixth anniversary of the Effective Date shall, on the sixth anniversary of the Effective Date, cease to represent a claim or interest of any kind or nature whatsoever, whether as a securityholder or otherwise and whether against the Company, the Purchaser, the Parent or any other person.  On such date, the Eligible Share Consideration or Share Consideration such former Shareholder would otherwise have been entitled to receive, together with any distributions or dividends such holder would otherwise have been entitled to receive pursuant to Section 3.2, shall be deemed to have been surrendered for no consideration to the Purchaser.  Neither the Company nor the Purchaser nor the Parent will be liable to any person in respect of any cash or securities (including any cash or securities previously held by the Company in trust for any such former Shareholder) which is forfeited to the Purchaser or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

3.6	Withholding Rights

The Company and the Purchaser will be entitled to deduct and withhold from any consideration otherwise payable to any Shareholder under this Agreement such amounts as the Company or the Purchaser is required to deduct and withhold with respect to such payment under the Tax Act, the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign tax law as counsel may advise is required to be so deducted and withheld by the Company or the Purchaser, as the case may be.  For the purposes hereof, all such withheld amounts shall be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Authority by or on behalf of the Company or the Purchaser, as the case may be.

ARTICLE 4
RIGHTS OF THE PARENT AND CALLCO TO ACQUIRE EXCHANGEABLE SHARES

4.1	Liquidation Call Right.

The Company, each Securityholder, the Parent, the Purchaser and Callco agree that in addition to the rights contained in the Exchangeable Share Provisions (including the Retraction Call Right), the Parent and Callco shall have the following rights in respect of the Exchangeable Shares:

(a)
Subject to the proviso in Section 4.1(b) that Callco shall only be entitled to exercise the Liquidation Call Right with respect to those Exchangeable Shares, if any, in respect of which the Parent has not exercised the Liquidation Call Right, the Parent and Callco shall each have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of the Purchaser or any other distribution of the assets of the Purchaser among its shareholders for the purpose of winding up its affairs, pursuant to Section 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent or an affiliate of the Parent) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by the Parent or Callco, as the case may be, to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Liquidation Date (the “Liquidation Call Purchase Price”) in accordance with Section 4.1(c).  In the event of the exercise of the Liquidation Call Right by the Parent or Callco, as the case may be, each such holder of Exchangeable Shares shall be obligated to sell all of the Exchangeable Shares held by the holder to the Parent or Callco, as the case may be, on the Liquidation Date on payment by the Parent or Callco, as the case may be, to such holder of the Liquidation Call Purchase Price (payable in the form of Exchangeable Share Consideration) for each such share, and the Purchaser shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased.

(b)
Callco shall only be entitled to exercise the Liquidation Call Right with respect to those Exchangeable Shares, if any, in respect of which the Parent has not exercised the Liquidation Call Right.  To exercise the Liquidation Call Right, the Parent or Callco must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and the Purchaser of its intention to exercise such right (i) in the case of a voluntary liquidation, dissolution or winding-up of the Purchaser or any other voluntary distribution of the assets of the Purchaser among its shareholders for the purpose of winding up its affairs, at least 30 days before the Liquidation Date or (ii) in the case of an involuntary liquidation, dissolution or winding-up of the Purchaser or any other involuntary distribution of the assets of the Purchaser among its shareholders for the purpose of winding up its affairs, at least five Business Days before the Liquidation Date.  The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not the Parent and/or Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the Parent or Callco may exercise the Liquidation Call Right.  If the Parent and/or Callco exercises the Liquidation Call Right, the Parent and/or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent or an affiliate of the Parent) will sell, on the Liquidation Date, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Liquidation Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)
For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Liquidation Call Right, the Parent and/or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price less any amounts withheld pursuant to Section 3.6.  Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares on and after the Liquidation Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Liquidation Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Parent Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the constating documents  of the Purchaser, and such additional documents, instruments and payments as the Transfer Agent and the Purchaser may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of the Parent and/or Callco, as the case may be, shall deliver to such holder, the Exchangeable Share Consideration such holder is entitled to receive.  If neither the Parent nor Callco exercises the Liquidation Call Right in the manner described above, each holder of the Exchangeable Shares will be entitled to receive, on the Liquidation Date, the Liquidation Amount otherwise payable by the Purchaser in respect of the Exchangeable Shares held by such holder in connection with the liquidation, dissolution or winding-up of the Purchaser or any distribution of the assets of the Purchaser among its shareholders for the purpose of winding up its affairs pursuant to Section 5 of the Exchangeable Share Provisions.

4.2	Redemption Call Right.

The Company, each Securityholder, the Parent, the Purchaser and Callco agree that in addition to the rights contained in the Exchangeable Share Provisions (including the Retraction Call Right), the Parent and Callco shall have the following rights in respect of the Exchangeable Shares:

(a)
Subject to the proviso in Section 4.2(b) that Callco shall only be entitled to exercise the Redemption Call Right with respect to those Exchangeable Shares, if any, in respect of which the Parent has not exercised the Redemption Call Right, and notwithstanding the proposed redemption of the Exchangeable Shares by the Purchaser pursuant to Section 7 of the Exchangeable Share Provisions, the Parent and Callco shall each have the overriding right (the “Redemption Call Right”) to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent or an affiliate of the Parent) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by the Parent or Callco, as the case may be, to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Redemption Date (the “Redemption Call Purchase Price”) in accordance with Section 4.2(c).  In the event of the exercise of the Redemption Call Right by the Parent or Callco, as the case may be, each such holder shall be obligated to sell all of the Exchangeable Shares held by the holder to the Parent or Callco, as the case may be, on the Redemption Date on payment by the Parent or Callco, as the case may be, to such holder of the Redemption Call Purchase Price (payable in the form of Exchangeable Share Consideration) for each such share, and the Purchaser shall have no obligation to redeem, or to pay the Redemption Price (as defined in the Exchangeable Share Provisions) in respect of, such shares so purchased.

(b)
Callco shall only be entitled to exercise the Redemption Call Right with respect to those Exchangeable Shares, if any, in respect of which the Parent has not exercised the Redemption Call Right.  To exercise the Redemption Call Right, the Parent or Callco must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and the Purchaser of its intention to exercise such right (i) in the case of a redemption occurring as a result of a Parent Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, on or before the Redemption Date and (ii) in any other case, at least 30 days before the Redemption Date.  The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not the Parent and/or Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which the Parent or Callco may exercise the Redemption Call Right.  If the Parent and/or Callco exercises the Redemption Call Right, the Parent and/or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent or an affiliate of the Parent) will sell, on the Redemption Date, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Redemption Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)
For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, the Parent and/or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price less any amounts withheld pursuant to Section 3.6.  Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares on and after the Redemption Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Redemption Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Parent Shares which such holder is entitled to receive.  Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the constating documents of the Purchaser, and such additional documents, instruments and payments as the Transfer Agent and the Purchaser may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of the Parent and/or Callco, as the case may be, shall deliver to such holder, the Exchangeable Share Consideration such holder is entitled to receive.  If neither the Parent nor Callco exercises the Redemption Call Right in the manner described above, each holder of the Exchangeable Shares will be entitled to receive, on the Redemption Date, the redemption price otherwise payable by the Purchaser in respect of the Exchangeable Shares held by such holder in connection with the redemption of the Exchangeable Shares pursuant to Section 7 of the Exchangeable Share Provisions.

4.3	Change of Law Call Right.

The Company, each Securityholder, the Parent, the Purchaser and Callco agree that in addition to the rights contained in the Exchangeable Share Provisions (including the Retraction Call Right), the Parent and Callco shall have the following rights in respect of the Exchangeable Shares:

(a)
Subject to the proviso in Section 4.3(b) that Callco shall only be entitled to exercise the Change of Law Call Right with respect to those Exchangeable Shares, if any, in respect of which the Parent has not exercised the Change of Law Call Right, the Parent and Callco shall each have the overriding right (the “Change of Law Call Right”), in the event of a Change of Law, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent or an affiliate of the Parent) on the Change of Law Call Date all but not less than all of the Exchangeable Shares held by each such holder on payment by the Parent or Callco, as the case may be, to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Change of Law Call Date (the “Change of Law Call Purchase Price”) in accordance with Section 4.3(c).  In the event of the exercise of the Change of Law Call Right by the Parent or Callco, as the case may be, each such holder of Exchangeable Shares shall be obligated to sell all of the Exchangeable Shares held by the holder to the Parent or Callco, as the case may be, on the Change of Law Call Date on payment by the Parent or Callco, as the case may be, to such holder of the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration) for each such share.

(b)
Callco shall only be entitled to exercise the Change of Law Call Right with respect to those Exchangeable Shares, if any, in respect of which the Parent has not exercised the Change of Law Call Right.  To exercise the Change of Law Call Right, the Parent or Callco must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and the Purchaser of its intention to exercise such right at least 30 days before the date (the “Change of Law Call Date”) on which the Parent or Callco, as the case may be, shall acquire the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right.  The Transfer Agent will notify the holders of Exchangeable Shares as to whether the Parent and/or Callco has exercised the Change of Law Call Right forthwith after receiving notice of such exercise from the Parent and/or Callco.  If the Parent and/or Callco exercises the Change of Law Call Right, the Purchaser and/or Callco, as the case may be, will purchase and the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent or an affiliate of the Parent) will sell, on the Change of Law Call Date, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)
For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, the Parent and/or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the Exchangeable Share Consideration representing the total Change of Law Call Purchase Price.  Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares on and after the Change of Law Call Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Change of Law Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Change of Law Call Date be considered and deemed for all purposes to be the holder of the Parent Shares which such holder is entitled to receive.  Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the constating documents of the Purchaser, and such additional documents, instruments and payments as the Transfer Agent and the Purchaser may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of the Parent and/or Callco, as the case may be, shall deliver to such holder, the Exchangeable Share Consideration such holder is entitled to receive.

4.4	List of Securityholders

Upon the reasonable request from time to time of the Purchaser, the Company will provide the Purchaser with lists (in both written and electronic form) of the registered Shareholders, together with their addresses and respective holdings of Common Shares or other securities of the Company, as applicable, lists of the names and addresses and holdings of all persons having rights issued or granted by the Company to acquire or otherwise related to Common Shares (including Optionholders), together with their addresses and respective holdings of Common Shares or other securities of the Company.

4.5	Securityholder Communications

The Company and the Purchaser agree to cooperate in the preparation of presentations, if any, to Shareholders or other securityholders regarding the Acquisition, and the Company agrees to consult with the Purchaser in connection with any communication or meeting with Shareholders or other securityholders that it may have, provided, however, that the foregoing shall be subject to the Company’s obligations to comply with applicable Laws and, if the Company is required to make any such disclosure, it shall use its commercially reasonable efforts to give the Purchaser a reasonable opportunity to review and comment thereon prior to its dissemination.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of the Company

Except as specifically disclosed in the correspondingly numbered subsection of the Company Disclosure Letter or the PPM, the Company represents and warrants to and in favour of the Purchaser and the Parent as follows and acknowledges that each of the Purchaser and the Parent is relying upon such representations and warranties in entering into this Agreement:

(a)
Organization and Qualification.  The Company has been duly incorporated and validly exists and is in good standing under the BCBCA and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on.  The Company is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary except where the failure to be so qualified has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The minute books of the Company have true, complete and correct copies of the constating documents of the Company, as amended, and copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the Shareholders, the Board of Directors and each committee of the Board of Directors held since the Company’s date of incorporation, excluding any minutes (or portion thereof) of the Board of Directors in relation to this Agreement.

(b)
Authority Relative to this Agreement.  The Company has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and to complete the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the completion by the Company of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this or the completion by the Company of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c)
Required Approvals.  No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to the Company for the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder, the completion by the Company of the Acquisition or the ability of the Purchaser to conduct operations after the Effective Time, other than:

(i)	such filings and other actions required under applicable Securities Laws;

(ii)	the Required Regulatory Approvals relating to the Company; and

(iii)
any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make same could not have or reasonably be expected to have a Material Adverse Effect on the Company or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Acquisition.

(d)
No Violation.  Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 5.1(c) and complying with applicable Laws, the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the completion of the Acquisition do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i)	result in a contravention, breach, violation or default under any Law applicable to it or any of its properties or assets;

(ii)	result in a contravention, conflict, violation, breach or default under the constating documents of it;

(iii)
result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any Material Contract or material Permit to which it is a party or by which it is bound or to which any of its properties or assets is subject or give to any person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Contract or Permit; or

(iv)	result in the suspension or alteration in the terms of any material Permit held by it or in the creation of any Lien upon any of its properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as could not have or reasonably be expected to have a Material Adverse Effect on the Company or would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Acquisition.

(e)
Authorized Capital and Outstanding Warrants and Options.  The authorized capital of the Company consists of an unlimited number of Common Shares.  As at the date of this Agreement, there are (i) 13,070,000 Common Shares issued and outstanding all of which have been duly authorized and validly issued and are fully paid and non-assessable, (ii) Warrants providing for the issuance of up to 3,360,000 Common Shares upon exercise thereof, (iii) 1,020,000 Options outstanding under the Stock Option Plan providing for the issuance of up to 1,020,000 Common Shares upon the exercise thereof.  There is no outstanding contractual obligation of the Company to repurchase, redeem or otherwise acquire any Common Shares.  Except for such Warrants and Options, and except for the Consultation Agreement between the Company and SJBarer Consulting LLC, the Company has no outstanding agreement, subscription, warrant, option, conversion or exchange privilege right, arrangement or commitment (nor has it granted any right or privilege (contingent or otherwise) capable of becoming an agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment) obligating it to issue or sell any Common Shares or other securities of the Company, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Common Shares or other security of the Company.  Except for the Stock Option Plan, the Company does not have outstanding any stock appreciation rights, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Common Share price, income or any other attribute of or related to the Company.  No securities of the Company are listed on any stock or securities exchange or market or registered under any securities Laws.  Except as disclosed in the Company Financial Statements, there are no outstanding bonds, debentures or other evidences of indebtedness of the Company having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Common Shares on any matter.  Section 5.1(e) of the Company Disclosure Letter sets out a true, complete and correct list of all Warrants and Options, and the names of the holders of the Warrants and Options, and the respective issuance or grant date of such securities.

(f)	Company Entities. There are no Company Entities.

(g)
Reporting Issuer Status and Securities Laws Matters.  The Company is not a “reporting issuer” within the meaning of applicable Canadian Securities Laws and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of the Company, and the Company is in compliance in all material respects with applicable Canadian Securities Laws.  To the knowledge of the Company, no inquiry, review or investigation (formal or informal) of the Company by any securities commission or similar regulatory authority under applicable Canadian Securities Laws is in effect or ongoing or expected to be implemented or undertaken.

(h)
Financial Statements.  The Company Financial Statements have been prepared in accordance with Canadian GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws except (i) as otherwise stated in the notes to such statements or, in the case of the Company Annual Financial Statements, in the auditor’s report thereon and (ii) except that the Company Interim Financial Statements are subject to normal period-end adjustments and may omit notes which are not required by applicable Canadian Securities Laws or Canadian GAAP.  The Company Financial Statements present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company on a consolidated basis as at the respective dates thereof and the revenues, earnings, results of operations, changes in shareholders’ equity and cash flows of the Company on a consolidated basis for the periods covered thereby (subject, in the case of the Company Interim Financial Statements, to normal period-end adjustments).  Except as disclosed in Section 5.1(h) of the Company Disclosure Letter, there are no outstanding loans made by the Company to any director or officer of the Company.

(i)
No Undisclosed Liabilities.  The Company has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities and obligations disclosed in the Company Interim Financial Statements, (ii) liabilities and obligations incurred in the ordinary course of business since December 31, 2011 that have not had and could not reasonably be expected to have, individually or in aggregate with all other liabilities and obligations of the Company (other than those disclosed in the Company Interim Financial Statements), a Material Adverse Effect on the Company and (iii) liabilities and obligations incurred as expressly permitted or specifically contemplated by this Agreement (including those related to Transaction Expenses). Without limiting the foregoing, the Company Interim Financial Statements reflect reasonable reserves in accordance with Canadian GAAP for contingent liabilities relating to pending litigation and other contingent obligations of the Company.

(j)	Absence of Certain Changes. Since December 31, 2011, except as set out in Section 5.1(j) of the Company Disclosure Letter:

(i)	the Company has conducted its business only in the ordinary course consistent with past practice;

(ii)	there has not been any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have a Material Adverse Effect on the Company;

(iii)	there has not been any material write-down by the Company of any of the assets of the Company;

(iv)	there has not been any expenditure or commitment to expend by the Company with respect to capital expenses where any such expenditures and commitments exceed $10,000 in the aggregate;

(v)	other than in the ordinary course of business, there has not been any material change in the levels of accounts receivable or payable, inventories or employees of the Company;

(vi)	there has not been any, direct or indirect, acquisition or sale, lease, license or other disposition by the Company of any interest in any material assets;

(vii)
there has not been any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money, any creation or assumption by the Company of any Lien (other than Permitted Liens), or any making by the Company of any loan, advance or capital contribution to or investment in any other person, except, in each case, in the ordinary course of business;

(viii)	there has not been any satisfaction, settlement or compromise of any material claim, liability or obligation that was not reflected in the Company Interim Financial Statements;

(ix)
the Company has not effected any material change in its accounting policies, principles, methods, practices or procedures, except for undertaking preparatory work to convert from Canadian GAAP to U.S. GAAP;

(x)	the Company has not suffered any casualty, damage, destruction or loss to any of its properties in excess of $10,000 in the aggregate;

(xi)	the Company has not declared, set aside or paid any dividends or made any distribution or payment or return of capital in respect of the Common Shares;

(xii)	the Company has not effected or passed any resolution to approve a split, division, consolidation, combination or reclassification of the Common Shares or any other securities of the Company;

(xiii)
other than in the ordinary course of business, there has not been any material increase in or modification of the compensation payable or to become payable by the Company to any of its directors, officers, employees, former employees or consultants (or any of their respective dependents or beneficiaries) or any grant or award to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement to, for or with any of such directors, officers, employees or consultants;

(xiv)	the Company has not adopted, or materially amended, any collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan; and

(xv)	the Company has not agreed, announced, resolved or committed to do any of the foregoing.

(k)
Compliance with Laws.  The business of the Company has been and is currently being conducted in compliance in all material respects with all applicable Laws, and the Company has not received any notice of any alleged material non-compliance or violation of any such Laws.  Without limiting the generality of the foregoing, all issued and outstanding Common Shares, Options and Warrants have been issued in compliance, in all material respects, with all applicable Canadian Securities Laws.

(l)
Litigation.  Except as disclosed in Section 5.1(l) of the Company Disclosure Letter, there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority, or any claim, action, suit, demand, arbitration, charge, indictment, hearing or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding (collectively, “Proceedings”) against or involving the Company (whether in progress, pending or, to the knowledge of the Company, threatened) that, if adversely determined, would, in the aggregate, result in an obligation, award or damages payable by the Company in excess of $10,000 or prevent or significantly impede or materially delay the completion of the Acquisition and, to the knowledge of the Company, no event or circumstance has occurred which might reasonably be expected to give rise to any such Proceeding.  None of the Company’s properties or assets is subject to any outstanding judgment, order, writ, injunction, rule, award or decree of any Governmental Authority that involves or may involve, or restricts or may restrict, the right or ability of the Company to conduct its business in all material respects as it has been conducted prior to the date hereof or that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or could reasonably be expected to prevent or significantly impede or materially delay the completion of the Acquisition.

(m)
Insolvency.  No Proceeding is pending by or against the Company, or, to the knowledge of the Company, is planned or threatened, in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Company or for the appointment of a trustee, receiver, manager or other administrator of the Company or any of its properties or assets nor, to the knowledge of the Company, is any such act or Proceeding threatened.  The Company has not sought protection under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code or similar legislation.

(n)	Real Property. The Company does not hold beneficial or legal title to any real property.

(o)
Leased Property.  With respect to the real property identified as being leased or subleased by the Company in Section 5.1(o) of the Company Disclosure Letter (which real property constitutes all of the real property leased or subleased as of the date hereof by the Company for leases having an outstanding term of 12 months or more), (i) each lease or sublease for such property (each, a “Lease”) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction, and is in full force and effect, unamended by oral or written agreement, (ii) the Company is not in material breach of or default under any Lease and, to the knowledge of the Company, no event has occurred which, with the giving of notice or lapse of time, or both, would constitute a breach of or default under any Lease, (iii) to the knowledge of the Company, no third party has repudiated or has the right to terminate or repudiate any Lease except in accordance with its terms or with respect to the normal exercise of remedies in connection with any defaults thereunder or in accordance with any termination rights set out therein and (iv) to the knowledge of the Company, no counterparty to any Lease is in material default thereunder.

(p)
Assets.  The Company owns or otherwise holds good and valid legal title to, or holds a valid leasehold interest in, all material assets and properties that are required to conduct the business and operations of the Company as presently conducted and proposed to be conducted and there are no Liens on any such assets or properties that could, individually or in the aggregate, materially adversely impact the normal use and operation thereof in the ordinary course of business of the Company or materially detract from the value of any such assets or properties except for Permitted Liens.

(q)	Operational Matters. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i)
all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, contract commitments, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of any direct or indirect assets of the Company; and

(ii)
all costs, expenses, and liabilities due and payable on or prior to the date hereof under the terms of any Contracts to which the Company is directly or indirectly bound have been properly paid in accordance with the applicable terms other than payments being contested in good faith.

(r)	Taxes.

(i)
The Company has duly filed all Returns required to be filed by it prior to the date hereof, and all such Returns are true, complete and correct in all material respects and fully disclose all income and expenses as required or permitted by applicable Law.  The Company has paid or has collected, withheld and remitted to the appropriate Governmental Authority on a timely basis all assessments and reassessments and all other Taxes due and payable by it, other than those which are being or have been contested in good faith pursuant to applicable Laws and in respect of which adequate reserves or accrual in accordance with Canadian GAAP have been provided in the Company Interim Financial Statements.  Except as provided in the Company Interim Financial Statements, no audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted or, to the knowledge of the Company, threatened with respect to Taxes of the Company, and the Company is not a party to any Proceeding for assessment, reassessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Company, threatened against the Company or any of its respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to Taxes assessed by any Governmental Authority against the Company or relating to any matters which could result in claims for Taxes or additional Taxes.  No Lien, other than Permitted Liens, for Taxes has been filed or exists other than for Taxes not yet due and payable by the Company.  The Company Interim Financial Statements accurately reflect, as of the dates thereof, the Company’s liability for Taxes due and accruing, including Taxes for which a tax return was not yet filed or required to be filed.  There are no currently effective material elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Return or any payment of Taxes by the Company.  The Company has not made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Returns that could, in and of itself, require a material amount to be included in the income of the Company for any period ending after the Effective Date.  The Company has not acquired property from a non-arm’s length person (within the meaning of the Tax Act) (i) for consideration the value of which is less than the fair market value of the property or (ii) to the knowledge of the Company, as a contribution of capital for which no shares were issued by the acquirer of the property and the recipient’s cost in such property is less than its fair market value at the time of such contribution.  The Company is a taxable Canadian corporation as defined in the Tax Act.  The Company is not required to file any Return in respect of income taxes in any jurisdiction other than the jurisdiction of its formation.

(ii)
The Company has withheld from each payment made to any of its present or former employees, officers and directors, and to all other persons, all material amounts required by applicable Law to be withheld.

(iii)	No facts, circumstances or events exist or have existed that have resulted in or may result in the application of any of sections 79 to 80.04 of the Tax Act to the Company.

(iv)
Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by the Company with respect to all material transactions between the relevant entity and any person not resident in Canada with whom such entity was not dealing at arm’s length within the meaning of the Tax Act, during a Taxation year commencing after 2005 and ending on or before the Effective Date.

(s)	Contracts.

(i)
Except as set forth in Section 5.1(s)(i) of the Company Disclosure Letter, the Company is not a party to or bound or governed by any of the following (each, together with all exhibits and schedules thereto, a “Material Contract”):

A.	any Contract under which the Company is obliged to make payments on an annual basis in excess of $10,000 in the aggregate and that is not terminable by the Company on less than 12 months’ notice;

B.	any partnership, limited or unlimited liability company agreement, joint venture, alliance agreement or other similar agreement or license agreement;

C.
any Contract  under which indebtedness for borrowed money in excess of $10,000 is outstanding or may be incurred or pursuant to which any property or asset of the Company is mortgaged, pledged or otherwise subject to a Lien, any Contract under which the Company has directly or indirectly guaranteed any liabilities or obligations of any person in excess of $10,000 or any Contract restricting the incurrence of indebtedness by the Company in any material respect or the incurrence of Liens on any properties or securities of the Company in any material respect or restricting the payment of dividends or other distributions in any material respect;

D.	any currency, commodity, interest rate or equity related hedge, derivative, swap or other financial risk management Contract;

E.	any Contract providing for indemnification by the Company;

F.	any standstill or similar Contract currently restricting the ability of the Company to offer to purchase or purchase the assets or equity securities of another person; or

G.	any Contract which, if terminated or modified or if it ceased to be in effect, would have or reasonably be expected to have a Material Adverse Effect on the Company.

The Company will provide true, correct and complete copies of each Material Contract to the Purchaser upon request.

(ii)
The Company is not or, to the knowledge of the Company, any of the other parties thereto are not, in breach or violation of or in default under (in each case, with or without notice or lapse of time or both) any Material Contract in any material respect, and the Company has not received or given any notice of default under any Material Contract which remains uncured, and, to the knowledge of the Company, there exists no state of facts which after notice or lapse of time or both would constitute a default under or breach or violation of any Material Contract or the inability of a party to any Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(iii)
There are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which the Company is a party or, to the knowledge of the Company, with respect to any shares or other equity interests of the Company or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of the Company.

(iv)
To the knowledge of the Company, the Material Contracts constitute all of the Contracts that are required to conduct the business and operations of the Company as presently conducted.  The Company has not received written notice of the termination of, or intent to terminate or otherwise fail to fully perform any Material Contract.

(t)	Employment Agreements and Collective Agreements. The Company is not a party to or bound or governed by, or subject to, or has any liability with respect to:

(i)
any employment, retention or change of control agreement with, or any written or oral agreement, commitment, obligation, arrangement, plan or understanding providing for any retention, bonus, severance, change of control, retirement or termination payments in excess of $10,000 to any current or former director, officer or employee of the Company;

(ii)
any collective bargaining or union agreement or other similar arrangement with any labour union or employee associate, or any actual or, to the knowledge of the Company, threatened application for certification or bargaining rights in respect of the Company;

(iii)	any labour dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of the Company; or

(iv)	any actual or, to the knowledge of the Company, threatened claim or other Proceeding arising out of or in connection with employment by the Company or the termination thereof.

(u)
Health and Safety.  There are no notices of reassessment or penalty assessments or any other communications related thereto which the Company has received from any Governmental Authority regarding occupational health and safety or workers compensation matters and there are no such assessments which are unpaid as of the date hereof.

(v)
Employment and Labour Laws.  The Company has operated in accordance with all applicable Laws with respect to employment and labour in all material respects, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy, and there are no current, pending or, to the knowledge of the Company, threatened Proceedings by or before any Governmental Authority with respect to any such matters, except where the failure to so operate would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company.

(w)
Acceleration of Benefits.  Except as contemplated herein or in Section 5.1(w) of the Company Disclosure Letter, no person will, as a result of the Company completing the Acquisition, become entitled to (i) any retirement, severance, termination, bonus or other similar payment, (ii) the acceleration of the vesting of or the time to exercise any outstanding stock option or employee, officer or director awards, (iii) the forgiveness or postponement of payment of any material indebtedness owing by such person to the Company or (iv) receive any additional payments or compensation under or in respect of any employee, officer or director benefits or incentive, performance or other compensation plans or arrangements.

(x)	Intellectual Property.

(i)
The Company owns all right, title and interest in and to, or has validly licensed (and are not in material breach of such licenses), all patent applications, patents, trade-marks, trade names, service marks, copyrights, trade secrets, software, technology and all other intellectual property and proprietary rights that are material to the conduct of the business and operations, as presently conducted, of the Company (collectively, the “Intellectual Property Rights”).

(ii)	All of the registered Intellectual Property Rights are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company.

(iii)
To the knowledge of the Company, all of the Intellectual Property Rights are valid, protectable, and enforceable and do not infringe, misuse, misappropriate, or otherwise violate in any material way upon any third parties’ intellectual property and proprietary rights and no event will occur as a result of the transactions contemplated hereby that would render invalid or unenforceable any of the Intellectual Property Rights, in each case except as has not had and could not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(iv)
The Company has obtained and properly recorded previously executed assignments for the patents and patent applications in the registered Intellectual Property Rights as necessary to fully perfect their respective rights and title therein in accordance with applicable Laws in each respective jurisdiction except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(v)
There are no Proceedings, reissues, re-examinations, cancellations or invalidations of any kind pending or in progress, or, to the knowledge of the Company, threatened relating in any way to the registered Intellectual Property Rights.

(vi)	To the knowledge of the Company, no third party is infringing upon, misusing, misappropriating, or otherwise violating the Intellectual Property Rights in any material respect.

(vii)
There are no outstanding Liens or material agreements or restrictions of any kind relating to the Intellectual Property Rights, nor is the Company bound by or a party to or otherwise subject to any Liens or material agreements or restrictions of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person other than such licenses or agreements arising from the purchase of “off the shelf” or similar products.

(viii)
The Company has not received any communications nor, to the knowledge of the Company, is there any Proceeding alleging that the Company has violated or, by conducting its business and operations, as presently conducted or proposed to be conducted, would violate, misuse, misappropriate, or otherwise violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person, nor is the Company aware of any basis therefor.

(ix)
Except as disclosed in the Company Financial Statements, the Company knows of no asserted or unasserted claims of ownership of the Intellectual Property Rights by any third party other than the Company.

(x)
The Company knows of no inventors of the Intellectual Property Rights other than the named inventors of the Intellectual Property Rights and know of no asserted or unasserted claims of inventorship by any person other than the named inventors of the Intellectual Property Rights.

(xi)	The Company knows of no asserted claims of prior invention of the Intellectual Property Rights.

(xii)
The Company have complied in all material respects with all laws, statutes, regulations, and rules in obtaining and perfecting the Intellectual Property Rights, including, without limitation, all prior art disclosure requirements.

(xiii)
The Company has paid all fees and annuities on and made all required filings relating to the Intellectual Property Rights and the Intellectual Property Rights are in good standing except where the failure to make such payments has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(xiv)
Except as disclosed in the Company Financial Statements, the Company does not intend to utilize any inventions, trade secrets, or proprietary information of any employee made prior to his or her employment by the Company, as appropriate.

(xv)
All hardware, software and firmware, processed data, technology infrastructure and other computer systems used in connection with the conduct of the business and operations, as presently conducted, of the Company (collectively, the “Technology”) are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company.

(xvi)	The Company owns or has validly licensed (and are not in material breach of such licenses) the Technology and have commercially reasonable security measures in place in relation to the Technology.

(xvii)
The Company has reasonable back-up systems adequate to ensure the continuing availability of the functionality, in all material respects, provided by the Technology, and have ownership of or a valid license to the Intellectual Property Rights necessary to allow them to continue to provide the functionality, in all material respects, provided by the Technology in the event of any malfunction of the Technology.

(y)	Environment. Except as disclosed in Section 5.1(y) of the Company Disclosure Letter:

(i)
there has not occurred any Release of any Hazardous Substances (except in compliance with applicable Environmental Laws) on, at, in, under or from any of the real properties currently or previously owned, leased or used by the Company and there is no such Release, regardless of whether it was in compliance with Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and the Company has been and is currently conducting its business and operations in compliance in all material respects with all applicable Environmental Laws;

(ii)
to the knowledge of the Company, none of the real properties currently or previously owned, leased or used by the Company has been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose of, transfer, produce or process Hazardous Substances (except in compliance in all material respects with all applicable Environmental Laws) and all Hazardous Substances handled, recycled, disposed of, treated or stored on or off site of any of the Material Properties have been handled, recycled, disposed of, treated and stored in compliance in all material respects with all applicable Environmental Laws;

(iii)
there are no claims pending or, to the knowledge of the Company, threatened against the Company arising out of any applicable Environmental Laws.  The Company is not subject to any past or present fact, condition or circumstance that would reasonably be expected to result in any liability under any applicable Environmental Laws that could, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company.

(z)
Insurance.  The Company maintains the material insurance policies described in Section 5.1(z) of the Company Disclosure Letter, and the Company is in compliance in all material respects with all requirements with respect thereto.

(aa)
Books and Records.  The corporate records and minute books of the Company have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects.  The financial books, records and accounts of the Company have in all material respects been maintained in accordance with good business practices and in accordance with Canadian GAAP and with the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years.

(bb)
Non-Arm’s Length Transactions.  Except for employment or employment compensation agreements entered into in the ordinary course of business and as disclosed in the Company Financial Statements, as disclosed in Section 5.1(bb) of the Company Disclosure Letter, there are no current contracts, commitments, agreements, arrangements or other transactions between the Company, on the one hand, and any (i) officer or director of the Company, (ii) any holder of record or, to the knowledge of the Company, beneficial owner of or 10% or more of the outstanding Common Shares or (iii) any affiliate or associate or any such officer, director or Shareholder, on the other hand.

(cc)
No Collateral Benefits.  Except as disclosed in the Company Financial Statements, to the knowledge of the Company, no “related party” (as defined in MI 61-101) of the Company that beneficially owns or exercises control or direction over 1% or more of the outstanding Common Shares will receive a “collateral benefit” (as defined in MI 61-101) as a consequence of the Acquisition.

(dd)
Corrupt Practices Legislation.  The Company has not taken or committed to take any action which would cause the Company or affiliates to be in violation of the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or any applicable Law of similar effect, to the extent to which they may be applicable to the Company or affiliates, and, to the knowledge of the Company, no such action has been taken by any person acting on behalf of the Company or affiliates.

(ee)
Financial Advisers or Brokers.  Except for the agreement between the Company and Charles Vista, LLC dated December 14, 2012, the Company has not incurred any obligation or liability, contingent or otherwise, or agreed to pay or reimburse any broker, finder, financial adviser or investment banker, for any brokerage, finder’s, advisory or other fee or commission, or for the reimbursement of expenses, in connection with this Agreement, the transactions contemplated hereby or any alternative transaction in relation to the Company.

(ff)
Board of Directors Approval.  The Board of Directors, at a meeting duly called and held, has unanimously determined that this Agreement and the Acquisition are fair to the Securityholders and are in the best interests of the Company and has unanimously approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement.

(gg)
Full Disclosure.  The Company Disclosure Letter discloses all material facts related to the Company, its respective business, financial condition, assets, liabilities and operations, in each case to the extent required to be disclosed pursuant to applicable Canadian Securities Laws, and no representation or warranty of the Company contained in this Agreement or in the Company Disclosure Letter or in any certificate furnished to the Purchaser pursuant to any provision of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

5.2	Representations and Warranties of the Shareholders

Each Shareholder represents and warrants to and in favour of the Company, the Parent and the Purchaser as follows and acknowledges that the Company, the Parent and the Purchaser are each relying upon such representations and warranties in entering into this Agreement:

(a)	the Shareholder is the registered owner of the Common Shares being transferred by such Shareholder to the Purchaser pursuant to this Agreement and has good title to such shares;

(b)	such Common Shares are free and clear of all hypothecs, liens, charges, encumbrances, mortgages, security interests and adverse claims;

(c)
the Shareholder has full power and authority to deposit, sell, assign, transfer and deliver such Common Shares and, when the consideration to which such Shareholder is entitled under the Acquisition is received, the Purchaser will acquire good title to such Common Shares free and clear of any hypothecs, liens, charges, encumbrances, mortgages and security interests and none of the Company, the Parent or the Purchaser or any successors thereto will be subject to any adverse claim in respect of such Common Shares, and the Shareholder hereby irrevocably nominates, constitutes and appoints the President and Chief Executive Officer of the Company, from time to time, with full power of substitution, as agent and true and lawful attorney to act for and on behalf of the Shareholder with full power and authority in the name, place and stead of the Shareholder to, among other things, execute (under seal or otherwise), swear to, acknowledge, deliver and record or file as and where required any instrument or document as may be deemed necessary by the Company to carry out fully the provisions of this Agreement in accordance with its terms and conditions;

(d)
such Common Shares have not been sold, assigned or transferred nor has any agreement been entered into by the Shareholder to sell, assign or transfer any such Common Shares to any person other than the Purchaser;

(e)
the Shareholder will execute, upon request, any additional documents, transfers and other assurances as may be necessary or desirable to complete the exchange of certificate(s) representing Common Shares for share consideration the Shareholder is entitled to receive;

(f)
the Shareholder acknowledges that all authority conferred or agreed to be conferred by the Shareholder herein may be exercised during any subsequent legal incapacity of the Shareholder and shall survive the death, incapacity, bankruptcy or insolvency of the Shareholder and all obligations of the undersigned herein shall be binding upon any heirs, personal representatives, successors and assigns of the Shareholder;

(g)	the Shareholder will not transfer or permit to be transferred any of the Common Shares being transferred by such Shareholder to the Purchaser pursuant to this Agreement;

(h)
the Shareholder has full right, power and authority to execute and deliver this Agreement and to take all actions required pursuant hereto and, if the Shareholder is a corporation, it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been given to authorize execution of this Agreement on behalf of the Shareholder;

(i)
the entering into of this Agreement and the transactions completed hereby will not result in the violation of any of the terms and provisions of any law applicable to, or, if applicable, to the constating documents of, the Shareholder;

(j)
this Agreement has been duly executed and delivered by the Shareholder and, if the Shareholder is not an individual, has been duly authorized by the Shareholder, and will constitute a legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to the qualification that enforcement thereof is subject to applicable bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally;

(k)	if the Shareholder is a resident of the United States, such Shareholder is an accredited investor as defined under Rule 501 under the 1933 Securities Act;

(l)	the Shareholder has received the PPM, which has been delivered concurrently with this Agreement; and

(m)	if an individual, the Shareholder has attained the age of majority and is legally competent to execute this Agreement and to take all actions required pursuant thereto.

The covenants, representations and warranties of the Shareholder herein contained shall survive the completion of the Acquisition.

The power of attorney granted herein is irrevocable, is a power coupled with an interest and, to the extent permitted by law, is valid and binding on the estate of the Shareholder, shall survive the completion of the Acquisition and will be exercisable during any subsequent legal incapacity of the Shareholder, and extends to and is binding upon the heirs, executors, administrators and other legal representatives, and the successors and assigns of the Shareholder and may be exercised by the Company for and on behalf of the Shareholder in executing any instrument with a single signature as attorney.

5.3	Representations and Warranties of the Optionholders

Each Optionholder represents and warrants to and in favour of the Company, the Parent and the Purchaser as follows and acknowledges that the Company, the Parent and the Purchaser are each relying upon such representations and warranties in entering into this Agreement:

(a)	the Optionholder is the holder of the Options registered in such Optionholder’s name that are being amended pursuant to this Agreement and has good title to such Options;

(b)	such Options are free and clear of all hypothecs, liens, charges, encumbrances, mortgages, security interests and adverse claims;

(c)	such Options have not been sold, assigned or transferred nor has any agreement been entered into to sell, assign or transfer any such Options, to any person;

(d)
the Optionholder will execute, upon request, any additional documents, transfers and other assurances as may be necessary or desirable to complete the amendment of certificate(s) representing such Options, and the Optionholder hereby irrevocably nominates, constitutes and appoints the President and Chief Executive Officer of the Company, from time to time, with full power of substitution, as agent and true and lawful attorney to act for and on behalf of the Optionholder with full power and authority in the name, place and stead of the Optionholder to, among other things, execute (under seal or otherwise), swear to, acknowledge, deliver and record or file as and where required any instrument or document as may be deemed necessary by the Company to carry out fully the provisions of this Agreement in accordance with its terms and conditions;

(e)
the Optionholder acknowledges that all authority conferred or agreed to be conferred by the Optionholder herein may be exercised during any subsequent legal incapacity of the Optionholder and shall survive the death, incapacity, bankruptcy or insolvency of the Optionholder and all obligations of the Optionholder herein shall be binding upon any heirs, personal representatives, successors and assigns of the Optionholder;

(f)
the Optionholder has full right, power and authority to execute and deliver this Agreement and to take all actions required pursuant hereto and, if the Optionholder is a corporation, it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been given to authorize execution of this Agreement on behalf of the Optionholder;

(g)
the entering into of this Agreement and the transactions completed hereby will not result in the violation of any of the terms and provisions of any law applicable to, or, if applicable, to the constating documents of, the Optionholder;

(h)
this Agreement has been duly executed and delivered by the Optionholder and, if the Optionholder is not an individual, has been duly authorized by the Optionholder and will constitute a legal, valid and binding agreement of the Optionholder enforceable against the Optionholder in accordance with its terms, subject to the qualification that enforcement thereof is subject to applicable bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally;

(i)	the Optionholder acknowledges that they have received the PPM, which has been delivered concurrently with this Agreement; and

(j)	if an individual, the Optionholder has attained the age of majority and is legally competent to execute this Agreement and to take all actions required pursuant thereto.

The covenants, representations and warranties of the Optionholder herein contained shall survive the completion of the Acquisition.

The power of attorney granted herein is irrevocable, is a power coupled with an interest and, to the extent permitted by law, is valid and binding on the estate of the Optionholder, shall survive the completion of the Acquisition and will be exercisable during any subsequent legal incapacity of the Optionholder, and extends to and is binding upon the heirs, executors, administrators and other legal representatives, and the successors and assigns of the Optionholder and may be exercised by the Company for and on behalf of the Optionholder in executing any instrument with a single signature as attorney.

5.4	Representations and Warranties of the Warrantholders

Each Warrantholder represents and warrants to and in favour of the Company, the Parent and the Purchaser as follows and acknowledges that the Company, the Parent and the Purchaser are each relying upon such representations and warranties in entering into this Agreement:

(a)	the Warrantholder is the holder of the Warrants registered in the such Warrantholder’s name that are being amended pursuant to this Agreement and has good title to such Warrants;

(b)	such Warrants are free and clear of all hypothecs, liens, charges, encumbrances, mortgages, security interests and adverse claims;

(c)	such Warrants have not been sold, assigned or transferred nor has any agreement been entered into to sell, assign or transfer any such Warrants, to any person;

(d)
the Warrantholder will execute, upon request, any additional documents, transfers and other assurances as may be necessary or desirable to complete the amendment of certificate(s) representing such Warrants, and the Warrantholder hereby irrevocably nominates, constitutes and appoints the President and Chief Executive Officer of the Company, from time to time, with full power of substitution, as agent and true and lawful attorney to act for and on behalf of the Warrantholder with full power and authority in the name, place and stead of the Warrantholder to, among other things, execute (under seal or otherwise), swear to, acknowledge, deliver and record or file as and where required any instrument or document as may be deemed necessary by the Company to carry out fully the provisions of this Agreement in accordance with its terms and conditions;

(e)
the Warrantholder acknowledges that all authority conferred or agreed to be conferred by the Warrantholder herein may be exercised during any subsequent legal incapacity of the Warrantholder and shall survive the death, incapacity, bankruptcy or insolvency of the Warrantholder and all obligations of the Warrantholder herein shall be binding upon any heirs, personal representatives, successors and assigns of the Warrantholder;

(f)
the Warrantholder has full right, power and authority to execute and deliver this Agreement and to take all actions required pursuant hereto and, if the Warrantholder is a corporation, it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been given to authorize execution of this Agreement on behalf of the Warrantholder;

(g)
the entering into of this Agreement and the transactions completed hereby will not result in the violation of any of the terms and provisions of any law applicable to, or, if applicable, to the constating documents of, the Warrantholder;

(h)
this Agreement has been duly executed and delivered by the Warrantholder and, if the Warrantholder is not an individual, has been duly authorized by the Warrantholder and will constitute a legal, valid and binding agreement of the Warrantholder enforceable against the Warrantholder in accordance with its terms, subject to the qualification that enforcement thereof is subject to applicable bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally;

(i)	the Warrantholder acknowledges that they have received the PPM, which has been delivered concurrently with this Agreement; and

(j)	if an individual, the Warrantholder has attained the age of majority and is legally competent to execute this Agreement and to take all actions required pursuant thereto.

The covenants, representations and warranties of the Warrantholder herein contained shall survive the completion of the Acquisition.

The power of attorney granted herein is irrevocable, is a power coupled with an interest and, to the extent permitted by law, is valid and binding on the estate of the Warrantholder, shall survive the completion of the Acquisition and will be exercisable during any subsequent legal incapacity of the Warrantholder, and extends to and is binding upon the heirs, executors, administrators and other legal representatives, and the successors and assigns of the Warrantholder and may be exercised by the Company for and on behalf of the Warrantholder in executing any instrument with a single signature as attorney.

5.5	Representations and Warranties of the Broker Warrantholders

Each Broker Warrantholder represents and warrants to and in favour of the Company, the Parent and the Purchaser as follows and acknowledges that the Company, the Parent and the Purchaser are each relying upon such representations and warranties in entering into this Agreement:

(a)
the Broker Warrantholder is the holder of the Broker Warrants registered in the name of such Broker Warrantholder that are being amended pursuant to this Agreement and has good title to such Broker Warrants;

(b)	such Broker Warrants are free and clear of all hypothecs, liens, charges, encumbrances, mortgages, security interests and adverse claims;

(c)	such Broker Warrants have not been sold, assigned or transferred nor has any agreement been entered into to sell, assign or transfer any such Broker Warrants, to any person;

(d)
the Broker Warrantholder will execute, upon request, any additional documents, transfers and other assurances as may be necessary or desirable to complete the amendment of certificate(s) representing such Broker Warrants, and the Broker Warrantholder hereby irrevocably nominates, constitutes and appoints the President and Chief Executive Officer of the Company, from time to time, with full power of substitution, as agent and true and lawful attorney to act for and on behalf of the Broker Warrantholder with full power and authority in the name, place and stead of the Broker Warrantholder to, among other things, execute (under seal or otherwise), swear to, acknowledge, deliver and record or file as and where required any instrument or document as may be deemed necessary by the Company to carry out fully the provisions of this Agreement in accordance with its terms and conditions;

(e)
the Broker Warrantholder acknowledges that all authority conferred or agreed to be conferred by the Broker Warrantholder herein may be exercised during any subsequent legal incapacity of the Broker Warrantholder and shall survive the death, incapacity, bankruptcy or insolvency of the Broker Warrantholder and all obligations of the Broker Warrantholder herein shall be binding upon any heirs, personal representatives, successors and assigns of the Broker Warrantholder;

(f)
the Broker Warrantholder has full right, power and authority to execute and deliver this Agreement and to take all actions required pursuant hereto and, if the Broker Warrantholder is a corporation, it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been given to authorize execution of this Agreement on behalf of the Broker Warrantholder;

(g)
the entering into of this Agreement and the transactions completed hereby will not result in the violation of any of the terms and provisions of any law applicable to, or, if applicable, to the constating documents of, the Broker Warrantholder;

(h)
this Agreement has been duly executed and delivered by the Broker Warrantholder and, if the Broker Warrantholder is not an individual, has been duly authorized by the Broker Warrantholder and will constitute a legal, valid and binding agreement of the Broker Warrantholder enforceable against the Broker Warrantholder in accordance with its terms, subject to the qualification that enforcement thereof is subject to applicable bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally;

(i)	the Broker Warrantholder acknowledges that they have received the PPM, which has been delivered concurrently with this Agreement; and

(j)	if an individual, the Broker Warrantholder has attained the age of majority and is legally competent to execute this Agreement and to take all actions required pursuant thereto.

The covenants, representations and warranties of the Broker Warrantholder herein contained shall survive the completion of the Acquisition.

The power of attorney granted herein is irrevocable, is a power coupled with an interest and, to the extent permitted by law, is valid and binding on the estate of the Broker Warrantholder, shall survive the completion of the Acquisition and will be exercisable during any subsequent legal incapacity of the Broker Warrantholder, and extends to and is binding upon the heirs, executors, administrators and other legal representatives, and the successors and assigns of the Broker Warrantholder and may be exercised by the Company for and on behalf of the Broker Warrantholder in executing any instrument with a single signature as attorney.

5.6	Representations and Warranties of the Purchaser, Callco and the Parent

Except as specifically disclosed in the PPM, or the Parent Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), each of the Purchaser, Callco and the Parent represents and warrants to and in favour of the Company as follows and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement:

(a)
Organization and Corporate Capacity.  The Parent has been duly organized and is validly existing and in good standing under the Laws of the State of Nevada.  The Parent has the power and authority to own its property and to conduct its business as described in the Parent Public Disclosure Record and is duly qualified to transact business and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the conduct of its business as currently conducted or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect on the Parent.  Each of Callco and the Purchaser has been duly organized and is validly existing and in good standing under the Laws of Canada.  The Parent owns, directly or indirectly, all of the issued and outstanding shares of each of Callco and the Purchaser.

(b)
Authority Relative to this Agreement.  Each of the Parent, Callco and the Purchaser has the requisite corporate or limited liability company power, authority and capacity to enter into and perform its obligations under this Agreement and to complete the transactions contemplated hereby.  The execution and delivery of this Agreement and the completion by the Parent, Callco and the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or limited liability company action of the Parent, Callco and the Purchaser and no other corporate proceedings on the part of the Parent, Callco or the Purchaser, as the case may be, are necessary to authorize the execution and delivery by it of this Agreement or the completion by the Parent, Callco and the Purchaser of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of the Parent, Callco and the Purchaser and constitutes the legal, valid and binding obligation of the Parent, Callco and the Purchaser enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c)
Required Approvals.  No authorization, licence, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by the Parent, Callco or the Purchaser of this Agreement, the performance by either of them of its obligations hereunder and the completion by either of them of the Acquisition, other than:

(i)	the Required Regulatory Approvals relating to the Purchaser, Callco and the Parent; and

(ii)
any other authorizations, licences, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Acquisition.

(d)
No Violation.  Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 5.6(c) and complying with applicable Laws, the execution and delivery by each of the Parent, Callco and the Purchaser of this Agreement, the performance by each of them of its respective obligations hereunder does not and will not (nor will they with the giving of notice or the lapse of time or both) (i) result in a contravention, breach, violation or default under any Law applicable to it, (ii) result in a contravention, conflict, violation, breach or default under its constating documents or (iii) result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, any material agreement, contract, covenant, undertaking, commitment, instrument, licence, permit or authorization to which it is a party or by which it is bound, except, in the case of each of clauses (i) and (iii) above, as would not reasonably be expected to have a Material Adverse Effect on the Parent.

(e)
Capitalization of the Parent.  As of the date of this Agreement, the authorized capital of the Parent consists of 200,000,000 shares of common stock, of which 13,369,500 shares are issued and outstanding (of which 10,119,493 shares will be returned to the Parent immediately following the closing of the Acquisition), and 5,000,000 shares of preferred stock, par value US$0.001 per share, of which one share has been designated Special Voting Preferred Stock and no shares of preferred stock are issued and outstanding, and warrants to purchase 13,369,500 shares of common stock (issued pursuant to the Warrant Dividend) are issued and outstanding (of which 10,119,493 warrants will be returned to the Parent immediately following the Closing).  All of the issued and outstanding shares of common stock of the Parent (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) have not been issued in violation of the articles, charter, by-laws or other constating documents of the Parent, or any agreement, contract, covenant, undertaking, or commitment to which the Parent is a party or bound, and (iii) have been issued and sold in compliance with U.S. Securities Laws in all material respects.  As of the Effective Date (immediately following the closing of the Acquisition, not including any securities issuable pursuant to this Agreement, the PPM or the Valent Agreement Amendment), the outstanding capital of the Parent will consist of 3,250,007 shares of common stock and warrants to purchase 3,250,007 shares of common stock issued pursuant to the Warrant Dividend.  As of the date of this Agreement, except as contemplated by the PPM and except for the Warrant Dividend, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating the Parent to issue or sell any shares of common stock or other securities of the Parent, including any security or obligation of any kind convertible into or exchangeable or exercisable for any shares of common stock or other security of the Parent.  The issuance of the Consideration Shares pursuant to the Acquisition will not obligate the Parent, Callco or the Purchaser to issue shares of common stock or other securities of the Parent, Callco or the Purchaser to any person except as contemplated in this Agreement will not result in a right of any holder of securities of the Parent, Callco or the Purchaser to adjust the exercise, conversion, exchange or reset of price under any of such securities..

(f)
Material Subsidiaries.  As of the date of this Agreement, the only material subsidiaries of the Parent are: (i) Callco and (ii) the Purchaser (collectively, the “Parent Material Subsidiaries”).  All of the issued and outstanding shares of capital stock of each Parent Material Subsidiary held by the Parent have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Parent, free and clear of all Liens except those Liens imposed by applicable securities Laws and those Liens imposed by the transaction documents pursuant to which the Parent Material Subsidiaries were acquired or formed, as applicable.  Each Parent Material Subsidiary has been duly organized, is validly existing and in good standing (to the extent such concept is recognized) under the Laws of the jurisdiction of its organization, has the power and authority to own its property and to conduct its business as described in the Parent Public Disclosure Record and is duly qualified to transact business and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the conduct of its business as currently conducted or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect on the Parent.

(g)
Consideration Shares.  The Consideration Shares to be issued pursuant to the Acquisition (i) have been duly authorized, and, upon issuance, will be validly issued, fully paid and nonassessable and (ii) will not be issued in violation of the articles, charter, by-laws or other constating documents of the Parent or the Purchaser, as the case may be, or any agreement, contract, covenant, undertaking, or commitment to which the Parent or the Purchaser is a party or bound.  The Parent Shares trade on the OTCBB.

(h)	Parent Public Disclosure Record and Listing Compliance.

(i)
The Parent has filed or furnished, as applicable, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) under the 1934 Exchange Act.  As of their respective dates, the documents and information comprising the Parent Public Disclosure Record complied in all material respects with the requirements of the 1933 Securities Act and the 1934 Exchange Act and the rules and regulations of the SEC promulgated thereunder, as applicable, and none of such documents or information, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii)
The Parent is in compliance in all material respects with the requirements of the OTCBB for continued trading of its shares of common stock thereon.  The Parent has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of its shares of common stock under the 1934 Exchange Act or the trading of such shares on the OTCBB.

(i)
Parent Financial Statements.  Except as set forth in the Parent Public Disclosure Record, the Parent Financial Statements were prepared in accordance with U.S. GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws, except that interim financial statements are subject to normal period-end adjustments and may omit notes which are not required by applicable U.S. Securities Laws or U.S. GAAP.  Except as set forth in the Parent Public Disclosure Record, the Parent Financial Statements present fairly, in all material respects, the assets, liabilities and financial condition of the Parent and its consolidated subsidiaries on a consolidated basis as at the respective dates thereof and the revenues, earnings, results of operations, changes in shareholders’ equity and cash flows of the Parent and its consolidated subsidiaries on a consolidated basis for the periods covered thereby (subject, in the case of the interim financial statements, to normal period-end adjustments).

(j)
Internal Controls.  Each of the Parent and the Parent Material Subsidiaries (from and after the date of their acquisition by the Purchaser) maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements by the Parent in conformity with U.S. GAAP and to maintain asset accountability.  Except as set forth in the Parent Public Disclosure Record, (A) the Parent is not aware of any material weakness in the Parent’s internal control over financial reporting (whether or not remediated) and (B) no change in the Parent’s internal control over financial reporting has occurred that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Parent’s internal control over financial reporting.  The Parent is not subject to any significant deficiencies or material weaknesses with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(k)
No Undisclosed Liabilities.  As of the Effective Date, except as contemplated by the PPM, the Parent and the Parent Material Subsidiaries shall have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(l)	Absence of Certain Changes. Since June 30, 2012:

(i)	each of the Parent and the Parent Material Subsidiaries has conducted its business only in the ordinary course consistent with past practice;

(ii)	there has not been any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have a Material Adverse Effect on the Parent;

(iii)	there has not been any material write-down by the Parent or any of the Parent Material Subsidiaries of any of the assets of the Parent or any of the Parent Material Subsidiaries;

(iv)
there has not been any incurrence, assumption or guarantee by the Parent or any of the Parent Material Subsidiaries of any indebtedness for borrowed money, any creation or assumption by the Parent or any of the Parent Material Subsidiaries of any Lien (other than a Permitted Lien), or any making by the Parent or any of the Parent Material Subsidiaries of any loan, advance or capital contribution to or investment in any other person, except in each case, in the ordinary course of business;

(v)	the Parent has not effected any material change in its accounting policies, principles, methods, practices or procedures;

(vi)
the Parent has not effected or passed any resolution to approve a split, division, consolidation, combination or reclassification of any of its shares of common stock other than the Forward Split and the filing of a certificate of designations to designate voting preferred stock; and

(vii)	neither the Parent nor any of the Parent Material Subsidiaries has agreed, announced, resolved or committed to do any of the foregoing.

(m)
Compliance with Laws.  The business of the Parent and each of the Parent Material Subsidiaries has been and is currently being conducted in compliance with all applicable Laws, except where any failure of compliance would not, and could not reasonably be expected to, result in a Material Adverse Effect on the Parent.

(n)
Litigation.  As of the date of this Agreement, there is no Proceeding against or involving the Parent or any of the Parent Material Subsidiaries (whether in progress or, to the knowledge of the Parent, threatened) that, if adversely determined, would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or prevent or significantly impede or materially delay the completion of the Acquisition and, to the knowledge of the Parent, no event has occurred which might reasonably be expected to give rise to any such Proceeding.  Neither the Parent nor any of the Parent Material Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction, rule, award or decree of any Governmental Authority that involves or may involve, or restricts or may restrict, the right or ability of the Parent or any of the Parent Material Subsidiaries to conduct its business in all material respects as it has been conducted prior to the date hereof or that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or could reasonably be expected to prevent or significantly impede or materially delay the completion of the Acquisition.

(o)
Insolvency.  No Proceeding is pending by or against the Parent or any of the Parent Material Subsidiaries, or, to the knowledge of the Parent, is planned or threatened, in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Parent or any of the Parent Material Subsidiaries or for the appointment of a trustee, receiver, manager or other administrator of the Parent or any of the Parent Material Subsidiaries or any of their respective properties or assets nor, to the knowledge of the Parent, is any such act or Proceeding threatened.  Neither the Parent nor any of the Parent Material Subsidiaries has sought protection under the United States Bankruptcy Code or similar legislation.

(p)
Taxes.  Each of the Parent and the Parent Material Subsidiaries has duly filed all Returns required to be filed by it prior to the date hereof, other than those which have been administratively waived, and all such Returns are true, complete and correct in all material respects.  The Parent and each of the Parent Material Subsidiaries has paid or has collected, withheld and remitted to the appropriate Governmental Authority on a timely basis all assessments and reassessments and all other Taxes due and payable by it, other than those which are being or have been contested in good faith pursuant to applicable Laws and in respect of which adequate reserves or accruals in accordance with U.S. GAAP have been provided.  Except as would not result in a Material Adverse Effect on the Parent, no audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted or, to the knowledge of the Parent, threatened with respect to Taxes of the Parent or any of the Parent Material Subsidiaries.  The Purchaser is a “taxable Canadian corporation” and not a “mutual fund corporation”, each within the meaning of the Tax Act.

(q)
Environmental Laws.  The business of the Parent and each of the Parent Material Subsidiaries has been and is currently being conducted in compliance with all applicable Environmental Laws, except where any failure of compliance would not, and could not reasonably be expected to, result in a Material Adverse Effect on the Parent.

(r)
Non-Arm’s Length Transactions.  Except for employment, indemnification or other compensation agreements entered into in the ordinary course of business or as disclosed in the Parent Public Disclosure Record, there are no current contracts, commitments, agreements, arrangements or other transactions between the Parent or any of the Parent Material Subsidiaries, on the one hand, and any (A) officer or director of the Parent or any of the Parent Material Subsidiaries, (B) any holder of record or, to the knowledge of the Parent, beneficial owner of or 5% or more of the outstanding share of the Parent’s common stock or (C) any affiliate or associate of any such officer, director or shareholder, on the other hand.

(s)
Corrupt Practices Legislation.  Neither the Parent nor any of the Parent Material Subsidiaries (in each case, only from and after the date of acquisition or formation of such Parent Material Subsidiary) has taken or committed to take any action which would cause the Parent or any of the Parent Material Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act or any applicable Law of similar effect, to the extent to which they may be applicable to the Parent or any of the Parent Material Subsidiaries or affiliates, and, to the knowledge of the Parent, no such action has been taken by any person acting on behalf of the Parent or any of the Parent Material Subsidiaries.

(t)	Investment Canada. The Parent is not a Canadian within the meaning of the Investment Canada Act.

(u)
Full Disclosure.  The Parent Public Disclosure Record discloses all material facts related to the Parent, the Parent Material Subsidiaries, their respective businesses, financial conditions, assets, liabilities and operations, in each case to the extent required to be so disclosed pursuant to applicable U.S. Securities Laws, and no representation or warranty of the Parent or the Purchaser contained in this Agreement, or in any certificate furnished to the Company pursuant to any provision of this Agreement, taken together and with the Parent Disclosure Letter and the Parent Public Disclosure Record, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

(v)
Contracts.  Except as disclosed in Section 5.6(v) of the Parent Disclosure Letter or as contemplated by the PPM, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Parent and its subsidiaries taken as a whole.  The Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.7	Survival of Representations and Warranties

No investigation by or on behalf of any Party will mitigate, diminish or affect the representations and warranties made by the other Parties.  Except for the representations and warranties contained in this Article 5, no Party nor any other persons on behalf of a Party makes any express or implied representation or warranty with respect to such Party or with respect to any other information provided or otherwise made available to any other Party in connection with the transactions contemplated hereby.  The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Acquisition and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.  This Section 5.7 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

ARTICLE 6
COVENANTS REGARDING THE CONDUCT OF BUSINESS

6.1	Covenants of the Company

The Company covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Purchaser otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent will not be unreasonably withheld, conditioned or delayed, or as is otherwise disclosed in Section 6.1 of the Company Disclosure Letter or expressly permitted or specifically contemplated by this Agreement or as is otherwise required by applicable Law:

(a)
the respective business of the Company will be conducted only, their respective facilities will be maintained, and the Company will continue to operate its respective business only in, the ordinary course of business in an effort to preserve the value thereof;

(b)
the Company will comply with the terms of all Material Contracts and the Company will use commercially reasonable efforts to maintain and preserve intact its business organization, assets, properties, rights, goodwill and business relationships and keep available the services of its officers and employees as a group;

(c)	the Company will not, directly or indirectly:

(i)	alter or amend its articles or other constating documents;

(ii)	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Common Shares;

(iii)	split, divide, consolidate, combine or reclassify the Common Shares or any other securities;

(iv)
except as disclosed in the Company Financial Statements, issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Common Shares or other securities of the Company (including, for greater certainty, Options, or any equity-based awards), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Common Shares or other securities of the Company, other than the issuance of Common Shares issuable pursuant to the exercise of Options outstanding on the date hereof;

(v)
except as disclosed in the Company Financial Statements, redeem, purchase or otherwise acquire any of its outstanding Common Shares or other securities or securities convertible into or exchangeable or exercisable for Common Shares or any such other securities unless otherwise required by the terms of such securities;

(vi)	amend the terms of any securities of the Company;

(vii)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company;

(viii)	reorganize, amalgamate or merge with any other person;

(ix)
make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or under Canadian GAAP;

(x)	make any material change to its general practices and policies relating to the payment of accounts payable or the collection of accounts receivable; or

(xi)	enter into, modify or terminate any Contract with respect to any of the foregoing;

(d)
the Company will promptly notify the Purchaser in writing of any “material change” (as defined in the Securities Act) in relation to the Company, and the Company will promptly notify the Purchaser in writing of any circumstance or development that, to the knowledge of the Company, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(e)	the Company will not, directly or indirectly:

(i)	except for sales in the ordinary course of business, sell, pledge, lease, licence, dispose of or encumber any assets or properties of the Company having a value greater than $10,000 in the aggregate;

(ii)
(A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other person or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(iii)
incur any indebtedness (including the making of any payments in respect thereof, including any premiums or penalties thereon or fees in respect thereof) or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances in excess of $10,000 in the aggregate to any other persons, except to employees pursuant to policies to reimburse expenses in advance or pursuant to or in respect of existing credit facilities or debt instruments or the maintenance or extension thereof (or the agreements, indentures or guarantees governing or relating to such facilities or instruments, or the maintenance or extension thereof), or the refinancing, renewal or replacement of existing indebtedness on substantially market terms and without increasing the principal amount thereof;

(iv)	enter into any material currency, commodity, interest rate or equity related hedge, derivative, swap or other financial risk management Contract, other than in the ordinary course of business;

(v)
pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements, or voluntarily waive, release, assign, settle or compromise any Proceeding, where such payment, discharge, satisfaction, waiver, release, assignment, settlement or compromise exceeds $5,000 individually or $10,000 in the aggregate or would entail any non-monetary damages;

(vi)
settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Acquisition;

(vii)
enter into any material new line of business, enterprise or other activity that is inconsistent with the existing businesses of the Company in the manner such existing businesses generally have been carried on;

(viii)
expend or commit to expend any amounts with respect to capital expenses, where such expenditure or commitment exceeds $10,000 individually or $15,000 in the aggregate, except to the extent reserved for in the Company Financial Statements; or

(ix)	authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(f)	the Company will not, directly or indirectly:

(i)
terminate, fail to renew, cancel, waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Material Contract except in the ordinary course of business, or as required by its terms;

(ii)
enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property that would exceed $10,000 per year; or

(iii)
enter into any Contract containing any restriction on the ability of the Company to assign all or any material portion of its rights, interests or obligations thereunder, unless such restriction expressly permits the assignment of such rights, interests or obligations (or portion thereto) to the Purchaser or any of its affiliates in connection with or following the completion of the Acquisition or the other transactions contemplated by this Agreement;

(g)
without the consent of the Parent, which consent will not be unreasonably withheld or delayed, the Company will not, except pursuant to any existing Contracts or employment, pension, supplemental pension, termination or compensation arrangements or policies or plans in effect on the date hereof, and except as is necessary to comply with applicable Laws and as required to comply with Section 7.6:

(i)	grant to any senior management employee, officer or director of the Company an increase in compensation in any form other than in the ordinary course;

(ii)
grant any general salary increase or pay any bonus or other material compensation to the employees of the Company other than the payment of any of the foregoing (or increases thereof) consistent with historical practices;

(iii)	take any action with respect to the grant or increase of any severance, change of control, retirement, retention or termination pay not in accordance with existing policies;

(iv)	enter into any employment agreement, deferred compensation or other similar agreement with any senior management employee, officer or director of the Company;

(v)	terminate the employment of the Company’s senior management employees other than for cause;

(vi)	increase any benefits payable under its current severance or termination pay policies;

(vii)
adopt or amend or make any contribution to or any award under any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or senior officers or former directors or senior officers of the Company; or

(viii)	take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under the Stock Option Plan;

(h)
other than as set out in Section 5.1(e) of the Company Disclosure Letter, the Company will not grant to any officer or director of the Company any equity based awards pursuant to the Stock Option Plan or otherwise;

(i)	the Company will not make any loan to any officer or director of the Company, except for the advance of expenses consistent with historical practice;

(j)
the Company will use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Company, including directors’ and officers’ insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless at the time of such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage comparable to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided, however, that, except as contemplated by Section 7.8(b), the Company will not obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months;

(k)	the Company will promptly provide written notice to the Purchaser of the resignation or dismissal of any of its senior management employees;

(l)	the Company will use its commercially reasonable efforts to maintain and preserve all of its rights under each of its material Permits;

(m)	the Company will:

(i)	duly file all Returns required to be filed by it on or after the date hereof and all such Returns will be true, complete and correct;

(ii)
timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, unless such Taxes are disputed in good faith and the Company has taken adequate reserves therefor in accordance with Canadian GAAP;

(iii)
not change in any respect any of its methods of reporting income or deductions or accounting for income tax purposes from those employed in the preparation of their most recently filed Returns and financial statements except as may be required by applicable Laws;

(iv)	not make, change, revoke or rescind any material election relating to Taxes or make any material amendment with respect to any Return;

(v)	not surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(vi)	not consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or reassessment;

(vii)	not settle, compromise or agree to the entry of judgment with respect to any action, claim or other Proceeding relating to Taxes; and

(viii)	not enter into any tax sharing, tax allocation or tax indemnification agreement;

(n)
the Company will not commence any litigation for damages in excess of $10,000 or provide for the grant of injunctive relief or other non-monetary remedy (other than litigation in connection with the collection of accounts receivable or to enforce the terms of this Agreement);

(o)	the Company will not enter into or renew any Contract containing:

(i)
any limitation or restriction on the ability of the Company or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its affiliates, to engage in any type of activity or business;

(ii)
any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Purchaser or any of its affiliates, is or would be conducted; or

(iii)
any limit or restriction on the ability of the Company or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its affiliates, to solicit customers or employees; and

(p)
the Company will not take any action that would (i) reasonably be expected to prevent or significantly impede or materially delay the completion of the Acquisition or (ii) render, or reasonably be expected to render, any representation or warranty made by the Company in this Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein).

Subject to the obligations of the Company herein, neither the Parent nor the Purchaser shall have the right to control, directly or indirectly, the operations or the business of the Company at any time prior to the Effective Time.

6.2	Covenants of the Parent

The Parent covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Company otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent will not be unreasonably withheld, conditioned or delayed, or as is otherwise disclosed in Section 6.2 of the Parent Disclosure Letter or contemplated by the PPM (including, without limitation, in connection with the return of shares of capital stock and warrants to the Parent for cancellation such that the outstanding capital of the Parent as of the Effective Date (immediately following the closing of the Acquisition) will be as set forth in Section 5.6(e), or as is otherwise expressly permitted or specifically contemplated by this Agreement or as is otherwise required by applicable Law:

(a)
the respective businesses of the Parent and the Parent Material Subsidiaries will be conducted only, their respective facilities will be maintained, and the Parent and Parent Material Subsidiaries will continue to operate their respective businesses only in, the ordinary course of business in an effort to preserve the value thereof;

(b)
the Parent will use commercially reasonable efforts to maintain and preserve intact its and the Parent Material Subsidiaries’ respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its and its subsidiaries’ respective officers and employees as a group;

(c)	the Parent will not, and will not permit any of the Parent Material Subsidiaries to, directly or indirectly:

(i)	alter or amend its articles, charter, by-laws or other constating documents in a manner adverse to the Shareholders;

(ii)
declare, set aside or pay any dividend, or make any distribution or payment or return of capital in respect of any of its securities other than in the ordinary course of business and consistent with past practice except, in the case of any of the Parent’s wholly-owned subsidiaries, for dividends payable to the Parent;

(iii)	split, divide, consolidate, combine or reclassify the Parent Shares;

(iv)	amend the terms of the Parent Shares or any other securities of the Parent except, in each case, as would not have an adverse effect on the Parent Shares or the holders thereof;

(v)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Parent or any of its subsidiaries;

(vi)	reorganize, amalgamate or merge with any other person (other than any of the Parent’s direct or indirect wholly-owned subsidiaries);

(vii)
make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as disclosed in the Parent Public Disclosure Record, as required by applicable Laws or under U.S. GAAP;

(viii)	make any material change to its general practices and policies relating to the payment of accounts payable or the collection of accounts receivable; or

(ix)	enter into, modify or terminate any agreement, contract, covenant, undertaking, or commitment with respect to any of the foregoing;

(d)
the Parent will promptly notify the Company in writing of any circumstance or development that, to the knowledge of the Parent, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent;

(e)
the Parent will not, and will not permit any of the Parent Material Subsidiaries to, take any action that would (i) reasonably be expected to prevent or significantly impede or materially delay the completion of the Acquisition or (ii) render, or reasonably be expected to render, any representation or warranty made by the Purchaser, Callco or the Parent in this Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein); and

(f)	the Parent will pay or cause to be satisfied all Transaction Expenses prior to the Effective Date.

ARTICLE 7
ADDITIONAL COVENANTS

7.1	Access to Information

(a)
Subject to compliance with applicable Laws and the terms of any existing Contracts, each of the Company and the Parent will, and will cause its respective subsidiaries to, afford to the other and its Representatives, until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, and reasonable access, during normal business hours and upon reasonable notice, to its respective businesses, properties, books and records and such other data and information as the other may reasonably request, as well as to their respective management personnel, subject, however, to such access not interfering with the ordinary conduct of its businesses.  Subject to compliance with applicable Laws and such requests not materially interfering with the ordinary conduct of the business of the Company, the Company will also make available to the Purchaser and its Representatives all information reasonably requested by the Purchaser for the purposes of preparing, considering and implementing integration and strategic plans for the combined businesses of the Company and the Purchaser and its affiliates following completion of the Acquisition.

(b)
Other than as may be required in respect of information requested by Governmental Authorities in connection with obtaining the Required Regulatory Approvals, nothing in this Section 7.1 or in any other provision of this Agreement will require the Company or the Parent, or its respective subsidiaries, to disclose information if such disclosure would violate a written confidentiality agreement with a third party or customer specific or competitively sensitive information (“Confidential Data”).  For greater certainty, until the Effective Time, access to and exchange of Confidential Data as between the Parties will be limited to what is reasonably necessary for the purposes of securing all necessary regulatory approvals, the preparation and settlement of definitive documents and the advancement of the Acquisition and will be limited such that the dissemination of Confidential Data will be confined to the Representatives of the Parties and their counsel who have a need to know such information for such purposes and who agree to respect such confidentiality in their dealings with Confidential Data.  For the purpose of this Section 7.1(b), counsel to the Purchaser shall include counsel to the Parent.

7.2	Covenants of the Company Regarding the Acquisition

Subject to the terms and conditions of this Agreement, the Company will perform all obligations required to be performed by the Company under this Agreement, cooperate with the Purchaser and the Parent in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Acquisition and the other transactions contemplated hereby, including:

(a)	if required by the Parent, publicly announcing the entering into of this Agreement, the support of the Board of Directors of the Acquisition;

(b)
cooperating with the Purchaser and the Parent in connection with, and using its commercially reasonable efforts to assist the Purchaser and the Parent in, obtaining all Required Regulatory Approvals relating to the Purchaser or the Parent or relating to the Company or any of its subsidiaries which are customarily applied for by a purchaser in transactions of this nature; provided that the Company and/or its subsidiaries will not be required to make any applications of the Purchaser or the Parent under applicable Law, but will rather provide assistance with any such applications made by, on behalf of, or jointly with the Purchaser or the Parent;

(c)
using its commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by the Company from other parties to any Contracts in order to complete the Acquisition, including, without limitation, the Required Regulatory Approvals; provided, however, that, notwithstanding anything to the contrary in this Agreement, in connection with obtaining any waiver, consent or approval from any person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, the Company will not be required to pay or commit to pay to such person whose waiver, consent or approval is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation other than such fees or expenses contemplated by the terms of such Contract unless requested by the Purchaser;

(d)
using its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the Company relating to the Acquisition;

(e)
applying for and using its commercially reasonable efforts to obtain all Required Regulatory Approvals relating to the Company which are customarily applied for by an offeree and, in doing so, keeping the Purchaser reasonably informed as to the status of the proceedings related to obtaining such Required Regulatory Approvals, including providing the Purchaser with copies of all related applications and notifications (other than, subject to Section 7.1(b), Confidential Data contained in such applications and notifications), in draft form, in order for the Purchaser to provide its reasonable comments thereon, and copies of all notices and correspondence received by the Purchaser from any Governmental Authority with respect thereto;

(f)
promptly advising the Purchaser of any requests by a Governmental Authority for any substantive meeting or discussion (whether in person, by telephone or otherwise) in respect of any filing, investigation or inquiry concerning the Acquisition and providing the Purchaser the opportunity to attend or have its Representatives attend and participate thereat (except to the extent that in any such case the Governmental Authority expressly requests that the Purchaser and its Representatives should not be present at the meeting or discussion or part or parts of the meeting or discussion);

(g)
not extending or consenting to any extension of any waiting period under applicable Laws or entering into any agreement with any Governmental Authority to not complete the Acquisition, except with the consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed);

(h)	defending all lawsuits or other legal, regulatory or other Proceedings against the Company challenging or affecting this Agreement or the completion of the Acquisition.

7.3	Covenants of the Purchaser, Callco and the Parent Regarding the Acquisition

Subject to the terms and conditions of this Agreement, each of the Purchaser, Callco and the Parent will perform all obligations required to be performed by it under this Agreement, cooperate with the Company in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Acquisition and the other transactions contemplated hereby, including:

(a)
cooperating with the Company in connection with, and using its commercially reasonable efforts to assist the Company in, obtaining the waivers, consents and approvals referred to in Section 7.2(c); provided, however, that, notwithstanding anything to the contrary in this Agreement, in connection with obtaining any waiver, consent or approval from any person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, neither the Purchaser, Callco nor the Parent, nor any of their respective subsidiaries, will be required to pay or commit to pay to such person whose waiver, consent or approval is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation;

(b)
using its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the Purchaser, Callco or the Parent relating to the Acquisition;

(c)
applying for and using its commercially reasonable efforts to obtain all Required Regulatory Approvals relating to the Purchaser, Callco or the Parent or relating to the Company which are customarily applied for by an offeror and, in doing so, keeping the Company reasonably informed as to the status of the proceedings related to obtaining such Required Regulatory Approvals, including providing the Company with copies of all related applications and notifications in draft form (other than, subject to Section 7.1(b), Confidential Data contained in such applications and notifications), in draft form, in order for the Company to provide its reasonable comments thereon;

(d)
promptly advising the Company of any requests by a Governmental Authority for any substantive meeting or discussion (whether in person, by telephone or otherwise) in respect of any filing, investigation or inquiry concerning the Acquisition and providing the Company the opportunity to attend or have its Representatives attend and participate thereat (except to the extent that in any such case the Governmental Authority expressly requests that the Company and its Representatives should not be present at the meeting or discussion or part or parts of the meeting or discussion);

(e)
not extending or consenting to any extension of any waiting period under applicable Laws, except with the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed);

(f)
defending all lawsuits or other legal, regulatory or other Proceedings against or relating to the Purchaser, Callco or the Parent challenging or affecting this Agreement or the completion of the Acquisition;

(g)
forthwith carrying out the terms of this Agreement to the extent applicable to it and taking all necessary actions to give effect to the transactions contemplated herein, including providing the Company with sufficient Consideration Shares to pay the aggregate share consideration payable to the Shareholders; and

(h)	paying or causing to be paid all Transaction Expenses prior to the Effective Date.

7.4	Additional Covenants with Respect to Exchangeable Share Structure

(a)	Each of the Purchaser and the Parent will use their commercially reasonable efforts to:

(i)	cause the Parent Shares to be issued from time to time upon exchange of the Exchangeable Shares in accordance with their terms to be quoted and posted for trading on the OTCBB; and

(ii)
ensure that the Purchaser is, at the Effective Time and for so long as there are any Exchangeable Shares issued and outstanding (other than Exchangeable Shares held by the Parent or any of its affiliates), a “taxable Canadian corporation” and not a “mutual fund corporation,” each within the meaning of the Tax Act.

(b)
The Purchaser acknowledges and agrees that it shall execute joint elections under subsection 85(1) or 85(2) of the Tax Act (and in each case, where applicable, the analogous provisions of provincial income tax Laws) with respect to the transfer of Eligible Shares to the Purchaser pursuant to Section 2.2(a)(i) with Shareholders who are Eligible Holders who are entitled to receive Exchangeable Shares under the Acquisition, in each case subject to and in accordance with Section 2.3 of this Agreement.

(c)
Each Party represents and warrants that it understands that the shares of the Parent issued in connection with this Agreement will be “restricted securities” under the 1933 Securities Act, and that the shares of the Parent issued in connection with the Acquisition and this Agreement may not be resold without registration under the Securities Act or an exemption therefrom.

(d)	Each Party represents and warrants that it understands that the shares of the Parent issued in connection with the Acquisition and this Agreement will bear a legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES,

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

7.5	Mutual Covenants

Each of the Parties covenants and agrees that, subject to the terms and conditions of this Agreement, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)
it will use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 10 to the extent the same is within its control and to take, or cause to be taken, all other commercially reasonable actions and to do, or cause to be done, all other things necessary and commercially reasonable to permit the completion of the Acquisition in accordance with its obligations under this Agreement, and applicable Laws and cooperate with the other Parties in connection therewith, including using its commercially reasonable efforts to (i) obtain all Required Regulatory Approvals required to be obtained by it, (ii) effect or cause to be effected all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the Acquisition, (iii) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Acquisition and (iv) cooperate with the other Parties in connection with the performance by it of its obligations hereunder;

(b)
it will use commercially reasonable efforts not to take or cause to be taken any action which is inconsistent with this Agreement or which would reasonably be expected to prevent or significantly impede or materially delay the completion of the Acquisition;

(c)
it will give prompt notice to the others of: (i) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the earlier of the Effective Date and the termination of this Agreement; and (ii) any failure of such Party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and

(d)
it will use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other Parties’ legal counsel to permit the completion of the Acquisition.

7.6	Employment Agreements; Options; Board

(a)
The Purchaser agrees that the Company and any successor to the Company (including any Surviving Corporation) shall continue to honour and comply with the terms of all existing employment, change of control and severance agreements of the Company (as the same may be amended or modified as permitted hereunder and thereunder), complete and correct copies of all of which agreements have been provided to the Purchaser.

(b)
The Purchaser acknowledges that, pursuant to the provisions of the Stock Option Plan, the Company may facilitate as necessary the acceleration of vesting of any unvested Options as may be necessary or desirable to allow the Optionholders to exercise their Options for the purpose of participating in the Acquisition as Shareholders.

(c)
The parties agree that as soon as practicable following the Effective Date, subject to the Parent meeting its information obligations under the 1934 Exchange Act, the board of directors of the Parent shall consist of up to six directors which shall be designated by the president of the Company.

7.7	Indemnification by Shareholders, Optionholders, Warrantholders and Broker Warrantholders

(a)
Each Shareholder agrees to indemnify the Company, the Parent, the Purchaser and Callco, and their respective directors, officers, employees, agents and representatives against all losses, claims, costs, expenses and damages or liabilities which any of them may suffer or incur as a result of reliance upon the representations, warranties and covenants of such Shareholder herein. Each Shareholder undertakes to notify the Company immediately of any change in any representation, warranty or other information relating to such Shareholder set forth herein which takes place prior to the Effective Date.

(b)
Each Optionholder agrees to indemnify the Company, the Parent, the Purchaser and Callco, and their respective directors, officers, employees, agents and representatives against all losses, claims, costs, expenses and damages or liabilities which any of them may suffer or incur as a result of reliance upon the representations, warranties and covenants of such Optionholder herein. Each Optionholder undertakes to notify the Company immediately of any change in any representation, warranty or other information relating to such Optionholder set forth herein which takes place prior to the Effective Date.

(c)
Each Warrantholder agrees to indemnify the Company, the Parent, the Purchaser and Callco, and their respective directors, officers, employees, agents and representatives against all losses, claims, costs, expenses and damages or liabilities which any of them may suffer or incur as a result of reliance upon the representations, warranties and covenants of such Warrantholder herein. Each Warrantholder undertakes to notify the Company immediately of any change in any representation, warranty or other information relating to such Warrantholder set forth herein which takes place prior to the Effective Date.

(d)
Each Broker Warrantholder agrees to indemnify the Company, the Parent, the Purchaser and Callco, and their respective directors, officers, employees, agents and representatives against all losses, claims, costs, expenses and damages or liabilities which any of them may suffer or incur as a result of reliance upon the representations, warranties and covenants of such Broker Warrantholder herein. Each Broker Warrantholder undertakes to notify the Company immediately of any change in any representation, warranty or other information relating to such Broker Warrantholder set forth herein which takes place prior to the Effective Date.

7.8	Indemnification and Insurance

(a)
The Company and the Purchaser agree that all rights to indemnification or exculpation now existing in favour of the present and former directors and officers of the Company (each such present or former director or officer of the Company being herein referred to as an “Indemnified Party” and such persons collectively being referred to as the “Indemnified Parties”) as provided in the constating documents of the Company or any Contract by which the Company is bound and which is in effect as of the date hereof, will survive the completion of the Acquisition and continue in full force and effect and without modification, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time, for the period contemplated therein.

(b)
If requested by the Company, the Purchaser will, or will cause the Company to, maintain in effect without any reduction in scope or coverage for seven (7) years from the Effective Date customary policies of directors’ and officers’ liability insurance providing protection no less favourable to the protection provided by the policies maintained by the Company which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided, however, that the Purchaser acknowledges and agrees that prior to the Effective Time, notwithstanding any other provision hereof, the Company may, at its option, purchase prepaid non-cancellable run-off directors’ and officers’ liability insurance on terms substantially similar to the directors’ and officers’ liability policies currently maintained by the Company, but providing coverage for a period of seven (7) years from the Effective Date with respect to claims arising from or related to facts or events which occurred on or prior to the Effective Date.

(c)
The provisions of this Section 7.7 are and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs, executors, administrators and other legal representatives and such rights will be held by the Company, and any successor to the Company (including any Surviving Corporation), in trust for such persons and the Company hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of each Indemnified Party, his or her heirs, executors, administrators and other legal representatives; provided, however, that no approval of any beneficiary of such trust will be required in connection with an amendment or variation of this Section 7.7 prior to the Effective Time.

(d)
If the Company or any of its respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company) assumes all of the obligations set forth in this Section 7.7.

ARTICLE 8
ACQUISITION PROPOSALS

8.1	Non-Solicitation

(a)
Except as expressly contemplated by this Agreement or to the extent that the Purchaser has otherwise consented to in writing, until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, neither the Board of Directors nor the Company shall, and the Company shall cause its Representatives to not, directly or indirectly through any other person:

(i)
initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that knowingly promotes or facilitates, directly or indirectly, any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or potential Acquisition Proposal;

(ii)
participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, encourage or otherwise facilitate, any effort or attempt by any other person (other than the Purchaser and its affiliates) to make or complete an Acquisition Proposal;

(iii)
withdraw, modify, change or qualify, or publicly propose to withdraw, modify, change or qualify, in a manner adverse to the Purchaser or the Parent, the approval of the Board of Directors of the transactions contemplated hereby;

(iv)
approve, recommend or remain neutral with respect to, or publicly propose to approve, recommend or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until the fifth Business Day after such Acquisition Proposal has been publicly announced shall not constitute a violation of this Section 8.1(a)(iv)); or

(v)
accept or enter into, or publicly propose to accept or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement, arrangement or undertaking related to an Acquisition Proposal (an “Acquisition Agreement”).

(b)
The Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitation,  encouragement, discussion or negotiation with or involving any person (other than the Purchaser and its affiliates) conducted heretofore by the Company, or any of its Representatives, with respect to any Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal and, in connection therewith, the Company will immediately discontinue access to any person (other than the Purchaser and its affiliates) to any data room (virtual or otherwise). The Company agrees not to release any third party from any standstill agreement to which it is a party unless such party has made an Acquisition Proposal that the Board of Directors, after consultation with its financial advisors and outside legal counsel, has determined in good faith would be reasonably likely to result in a Superior Proposal.

(c)
The Company shall promptly (and, in any event, within 72 hours of receipt by the Company) notify the Purchaser, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting an Acquisition Proposal, or which could reasonably be expected to lead to an Acquisition Proposal, in each case, received after the date hereof, of which any of its Representatives is or becomes aware, or any request received by the Company or any of its Representatives for non-public information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books and records or a list of securityholders of the Company in connection with an Acquisition Proposal.  Such notice shall include a description of the material terms and conditions of such Acquisition Proposal or proposal, inquiry, offer or request.  At the Purchaser’s reasonable request, the Company will keep the Purchaser promptly and fully informed of the status, including any change to the material terms and conditions, of any such Acquisition Proposal, proposal, inquiry, offer or request.

(d)
Notwithstanding Section 8.1(a) or any other provision of this Agreement to the contrary, following receipt by the Company of any proposal, inquiry, offer or request (or any amendment thereto) that is not an Acquisition Proposal but which the Company reasonably believes could lead to an Acquisition Proposal, the Company may respond to the proponent to advise it that, in accordance with this Agreement, the Company can only enter into discussions or negotiations with a party in accordance with Section 8.2.

8.2	Right to Match

(a)
Notwithstanding Section 8.1(a) or any other provision of this Agreement to the contrary, if after the date hereof the Company, or any of its Representatives, receives a written Acquisition Proposal (including, for greater certainty, an amendment, change or modification to an Acquisition Proposal made prior to the date hereof) that was not solicited after the date hereof in contravention of Section 8.1, the Company and its Representatives may:

(i)
contact the person making such Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is, or could reasonably be expect to lead to, a Superior Proposal; and

(ii)
if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal and that the failure to take the relevant action would conflict with its fiduciary duties:

A.
furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives provided that (1) the Company first enters into a confidentiality agreement with such person that is no less favourable to the Company than the Non-Disclosure Agreement, and sends a copy of such agreement to the Purchaser promptly following its execution, and (2) the Company promptly provides to the Purchaser any material non-public information concerning the Company that is provided to such person which was not previously provided to the Purchaser, the Parent or their respective Representatives; and

B.	engage in discussions and negotiations with respect to the Acquisition Proposal with the person making such Acquisition Proposal and its Representatives.

(b)
Section 8.1(a) or any other provision of this Agreement to the contrary notwithstanding, the Company may, at any time after the date of this Agreement, terminate this Agreement and accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (with the exception of a confidentiality agreement described in Section 8.2(a), the execution of which shall not be subject to the conditions of this Section 8.2(b)) if and only if:

(i)	such Acquisition Proposal did not result from a breach of Section 8.1 and the Company has complied with the other terms of this Section 8.2;

(ii)
the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to constitute a Superior Proposal and that the failure to take the relevant action would conflict with its fiduciary duties;

(iii)
the Company has (A) given written notice to the Purchaser of the determination of the Board of Directors that such Acquisition Proposal constitutes a Superior Proposal and that the Board of Directors intends to withdraw, modify, qualify or change in a manner adverse to the Purchaser or the Parent its approval or recommendation of the Acquisition (the “Superior Proposal Notice”) and (B) provided the Purchaser with a copy of the document containing such Acquisition Proposal (together, if applicable, with a summary of the value that the Board of Directors has, after consultation with its financial advisors and outside legal counsel, determined should be ascribed to any non-cash consideration included in such Acquisition Proposal);

(iv)
a period of least five full Business Days (such five Business Day Period, the “Right to Match Period”) shall have elapsed from the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received a copy of the documents referred to in clause (B) of Section 8.2(b)(iii), it being understood that the Right to Match Period shall expire at 12:00 p.m. (Toronto time) at the end of the fifth full Business Day following such later date;

(v)
if the Purchaser and the Parent have offered to amend the terms of this Agreement during the Right to Match Period pursuant to Section 8.2(c), the Board of Directors has determined, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to be a Superior Proposal when assessed against this Agreement as they are proposed to be amended as at the termination of the Right to Match Period; and

(vi)	the Company terminates this Agreement pursuant to Section 9.1(d)(i).

(c)
During the Right to Match Period, the Purchaser and the Parent will have the opportunity, but not the obligation, to offer to amend the terms of this Agreement.  The Company agrees that, if requested by the Purchaser, it will negotiate with the Purchaser and the Parent in good faith to make such amendments to the terms of this Agreement as would enable it to proceed with the transactions contemplated hereby on such amended terms.  The Board of Directors will review in good faith any such offer made by the Purchaser and the Parent to amend the terms of this Agreement in order to determine, as part of exercising its fiduciary duties, and in consultation with its financial advisors and outside legal counsel, whether such offer to amend the terms of this Agreement would, upon its acceptance, result in the applicable Acquisition Proposal ceasing to be a Superior Proposal when assessed against this Agreement as it is proposed to be amended as at the termination of the Right to Match Period. If the Board of Directors determines that the applicable Acquisition Proposal would cease to be a Superior Proposal when assessed against this Agreement and the Acquisition as they are proposed to be amended as at the termination of the Right to Match Period, the Company will forthwith so advise the Purchaser and will promptly thereafter accept the offer by the Purchaser and the Parent to amend the terms of this Agreement and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing.

(d)
If requested by the Purchaser, the Board of Directors shall reaffirm its recommendation in favour of the Acquisition by news release promptly after (A) any Acquisition Proposal that the Board of Directors determines not to be a Superior Proposal is publicly announced or made or (B) the Board of Directors determines that an Acquisition Proposal which previously constituted a Superior Proposal would cease to be a Superior Proposal when assessed against this Agreement as they are proposed to be amended as at the termination of the Right to Match Period.  The Purchaser shall be given a reasonable opportunity to review and comment on the form and content of any such news release.  Such news release shall state that the Board of Directors has determined that the applicable Acquisition Proposal is not a Superior Proposal.

(e)
Each successive material amendment, change or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Shareholders or other material terms and conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 8.2 and shall result in the commencement of a new Right to Match Period from the date specified in Section 8.2(b)(vi) with respect to such new Acquisition Proposal.

(f)
The Company shall ensure that each of its Representatives is aware of the provisions of Section 8.1 and this Section 8.2 and the Company shall be responsible for any breach of Section 8.1 or this Section 8.2 by such persons.

(g)
Nothing contained in this Agreement shall prohibit the Board of Directors from making a change in recommendation or from making any disclosure to any Securityholders of the Company prior to the Effective Time, including for greater certainty disclosure of a change in recommendation, if, in the good faith judgment of the Board of Directors, after consultation with outside legal counsel, failure to take such action or make such disclosure would conflict with the Board of Director’s exercise of its fiduciary duties or such action or disclosure is otherwise required under Law (including without limitation by responding to an Acquisition Proposal under a directors’ circular or otherwise as required under applicable Law).

ARTICLE 9
TERMINATION

9.1	Termination

(a)	Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Company and the Purchaser.

(b)	Termination by either the Company or the Purchaser. This Agreement may be terminated by either the Company or the Purchaser at any time prior to the Effective Time:

(i)
if the Effective Time does not occur on or before the Outside Date, except that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a Party if the failure of that Party or its affiliate to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date;

(ii)	if any Law makes the completion of the Acquisition or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Law has become final and non-appealable.

(c)	Termination by the Purchaser. This Agreement may be terminated by the Purchaser at any time prior to the Effective Time if:

(i)
(A) the Board of Directors accepts, approves, endorses or recommends any Acquisition Proposal, (B) the Company enters into an Acquisition Agreement in respect of any Acquisition Proposal (with the exception of a confidentiality and standstill agreement described in Section 8.2(a)) or (C) the Company or the Board of Directors publicly proposes or announces its intention to do any of the foregoing (each of the foregoing, a “Change of Recommendation”);

(ii)	the Company breaches Section 8.1(a); or

(iii)
subject to compliance with Section 9.3, the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 10.1 or Section 10.3 not to be satisfied, provided, however, that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 10.1 or Section 10.2 not to be satisfied; or

(d)	Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(i)
subject to the Company complying with the terms of Article 8 and provided that the Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, if the Board of Directors approves, and authorizes the Company to enter into, an Acquisition Agreement with respect to an Acquisition Proposal; or

(ii)
subject to compliance with Section 9.3, if the Purchaser or the Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 10.1 or Section 10.2 not to be satisfied, provided, however, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 10.1 or Section 10.3 not to be satisfied.

9.2	Void upon Termination

If this Agreement is terminated in accordance with Section 9.1, this Agreement shall become void and of no force and effect and no Party will have any liability or further obligation to the other Party hereunder, except that the provisions of this Section 9.2, Section 7.1 and Article 11 (other than Section 11.7, Section 11.10 and Section 11.11) shall survive any termination hereof in accordance with Section 9.1, provided, however, that neither the termination of this Agreement nor anything contained in this Section 9.2 will relieve any Party from any liability for any intentional or wilful breach by it of this Agreement, including any intentional or wilful making of a misrepresentation in this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the Non-Disclosure Agreement shall survive any termination hereof in accordance with Section 9.1.

9.3	Notice and Cure Provisions

If either the Company, on the one hand, or the Purchaser or the Parent, on the other hand, determines at any time prior to the Effective Time that it intends to refuse to complete the transactions contemplated hereby because of any unfilled or unperformed condition contained in this Agreement, such Party will so notify the other Party forthwith upon making such determination in order that the other Party will have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition within a reasonable period of time, but in no event later than the Outside Date.  Neither the Company, on the one hand, nor the Purchaser or the Parent, on the other hand, may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Article 10 or exercise any termination right arising therefrom unless forthwith, and in any event prior to the Effective Time, the Party intending to rely thereon has given a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party giving such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be.  If any such notice is given, provided that the other Party is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the Party giving such notice may not terminate this Agreement as a result thereof until the earlier of the Outside Date and the expiration of a period of 15 Business Days from such notice.

ARTICLE 10
CONDITIONS PRECEDENT

10.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the Acquisition are subject to the satisfaction, or mutual waiver by the Purchaser, Callco and the Company, on or before the Effective Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by the Purchaser, Callco and the Company at any time:

(a)	the Required Regulatory Approvals will have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated;

(b)
no Law will have been enacted, issued, promulgated, enforced, made, entered, issued or applied and no Proceeding will otherwise have been taken under any Laws or by any Governmental Authority (whether temporary, preliminary or permanent) that makes the Acquisition illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits completion of the Acquisition as contemplated herein; and

(c)	this Agreement will not have been terminated in accordance with its terms.

10.2	Additional Conditions Precedent to the Obligations of the Company

The obligation of the Company to complete the Acquisition will be subject to the satisfaction, or waiver by the Company, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Company and which may be waived by the Company at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Company may have:

(a)
each of the Purchaser, Callco and the Parent will have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Effective Date;

(b)
the representations and warranties of the Purchaser, Callco and the Parent in Section 5.6 will be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the Effective Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) and except (i) as affected by transactions, changes, conditions, events or circumstances contemplated or permitted by this Agreement or (ii) for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent;

(c)
there will not have occurred prior to the date hereof a Material Adverse Effect on the Parent that has not been publicly disclosed or disclosed to the Company in writing by the Purchaser prior to the date hereof and, between the date hereof and the Effective Time, there will not have occurred a Material Adverse Effect on the Parent or any event, occurrence, circumstance or development that would reasonably be expected to have a Material Adverse Effect on the Parent;

(d)
the Company will have received a certificate of the Parent signed by a senior officer of the Parent for and on behalf of the Parent and without personal liability and dated the Effective Date certifying that the conditions set out in Section 10.2(a), Section 10.2(b) and Section 10.2(c) have been satisfied, which certificate will cease to have any force and effect after the Effective Time;

(e)
the Company will have received certified copies of resolutions duly passed by the board of directors of the Parent (acting for itself and on behalf of the Purchaser) approving this Agreement and the completion of the transactions contemplated hereby; and

(f)	the Support Agreement and Voting and Exchange Trust Agreement shall have each been executed and delivered by each of the parties thereto.

10.3	Additional Conditions Precedent to the Obligations of the Purchaser, Callco and the Parent

The obligation of the Purchaser, Callco and the Parent to complete the Acquisition will be subject to the satisfaction, or waiver by the Purchaser, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Purchaser , Callco and the Parent and which may be waived by the Purchaser at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Purchaser, Callco and the Parent may have:

(a)	the Company will have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Effective Date;

(b)
the representations and warranties of the Company in Section 5.1 will be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the Effective Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) except (i) as affected by transactions, changes, conditions, events or circumstances contemplated or permitted by this Agreement or (ii) for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(c)
there will not have occurred prior to the date hereof a Material Adverse Effect on the Company that has not been publicly disclosed or disclosed to the Purchaser in writing by the Company prior to the date hereof and, between the date hereof and the Effective Time, there will not have occurred a Material Adverse Effect on the Company or any event, occurrence, circumstance or development that would reasonably be expected to have a Material Adverse Effect on the Company;

(d)
the Purchaser will have received a certificate of the Company signed by a senior officer of the Company for and on behalf of the Company and without personal liability and dated the Effective Date certifying that the conditions set out in Section 10.3(a), Section 10.3(b), and Section 10.3(c) have been satisfied, which certificate will cease to have any force and effect after the Effective Time;

(e)	the Purchaser will have received certified copies of resolutions duly passed by the Board of Directors approving this Agreement and the completion of the transactions contemplated hereby;

(f)
Company shall have obtained all waivers, consents, permits, approvals, releases, licences or authorizations required to be obtained from any lender or other third party in connection with or in order for the Company to complete the Acquisition, except for waivers, consents, permits, approvals, releases, licences or authorizations the failure of which to obtain would not have a Material Adverse Effect on the Company;

(g)	there shall not be pending or threatened in writing any Proceeding involving any Governmental Authority that is reasonably likely to result in any:

(i)
prohibition or restriction on the acquisition by the Purchaser or the Parent of any Common Shares or the completion of the Acquisition or any person obtaining from any of the Parties any material damages directly in connection with the Acquisition;

(ii)	prohibition or material limit on the ownership by the Purchaser or the Parent of the Company or any material portion of their respective businesses; or

(iii)
imposition of limitations on the ability of the Purchaser or the Parent to acquire or hold, or exercise full rights of ownership of, any Common Shares, including the right to vote such Common Shares; and

(h)
executed mutual releases in a form acceptable to the Purchaser and the Company, acting reasonably, will have been received by the Purchaser on or prior to the Effective Date from (i) each director and officer of the Company who will cease to act as a director or officer of such entity as of the Effective Date and (ii) any other person who will receive a severance, change of control or termination payment at or before the Effective Time.

ARTICLE 11
GENERAL

11.1	Independent Legal Advice

The Securityholder acknowledges and agrees that McCarthy Tétrault LLP has acted as Canadian counsel only to the Company, that Sichenzia Ross Friedman Ference LLP has acted as U.S. counsel only to the Company, and that Synergy Law Group, L.L.C. has acted as counsel only to the Parent and the Parent Material Subsidiaries, and that McCarthy Tétrault LLP, Sichenzia Ross Friedman Ference LLP and Synergy Law Group, L.L.C., as the case may be, are not protecting the rights and interests of the Securityholder.

The Securityholder acknowledges and agrees that the Company, the Parent and the Parent Material Subsidiaries, and McCarthy Tétrault LLP, Sichenzia Ross Friedman Ference LLP and Synergy Law Group, L.L.C., as the case may be, have given the Securityholder the opportunity to seek, and have recommended that the Securityholder obtain, independent legal advice with respect to the subject matter of this Agreement and, further, the Securityholder hereby represents and warrants to the Company, the Parent and the Parent Material Subsidiaries and McCarthy Tétrault LLP, Sichenzia Ross Friedman Ference LLP and Synergy Law Group, L.L.C., as the case may be, that the Securityholder has sought independent legal advice or waives such advice.

11.2	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

(i)	if to the Purchaser, Callco or the Parent as follows:

DelMar Pharmaceuticals, Inc.

36 Mclean Street

Red Bank, NJ 07701

USA

Attention:    Lisa Guise

Facsimile No.: 732-865-4252

E-mail:   Soar222@yahoo.com

with a copy (which will not constitute notice) to:

Synergy Law Group, L.L.C.

730 W. Randolph Street, 6th Floor

Chicago, IL 60661

USA

Attention:    Carol S. McMahan

Facsimile No.:  312-454-0261

E-mail:     cmcmahan@synergylawgroup.com

(ii)	if to the Company and the Securityholders:

Del Mar Pharmaceuticals (BC) Ltd.

Suite 720

999 West Broadway

Vancouver, BC V5Z 1K5

Canada

Attention:     Jeffrey A. Bacha

Facsimile No.:604-608-5685

E-mail:     jbacha@delmarpharma.com

with a copy (which will not constitute notice) to:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, NY 10006

USA

Attention:     Gregory Sichenzia

Facsimile No.:    212-930-9725

E-mail:    gsichenzia@srff.com

and to:

McCarthy Tétrault LLP

P.O. Box 10424, Pacific Centre

Suite 1300, 777 Dunsmuir Street

Vancouver, BC V7Y 1K2

Canada

Attention:   David Frost

Facsimile No.: 604-622-5650

E-mail:    dfrost@mccarthy.ca

or to such other street address, individual or electronic communication number or address as may be designated by notice given by either Party to the other.  Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

11.3	Expenses

Except as otherwise specified herein and except in respect of any fees associated with any filings made pursuant to applicable anti-trust Laws, which fees shall be split evenly between the Purchaser and the Company, each Party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the others from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder.

11.4	No Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

11.5	Benefit of Agreement

This Agreement will enure to the benefit of and be binding upon the respective successors (including any successor by reason of amalgamation or statutory arrangement) and permitted assigns of the Parties.

11.6	Time of Essence

Time is of the essence of this Agreement.

11.7	Public Announcements

No Party shall issue any press release or otherwise make any written public statement with respect to this Agreement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed).  The Company shall not make any filing with any Governmental Authority with respect to the Acquisition or the transactions contemplated hereby without prior consultation with the Purchaser, and the Purchaser shall not make any filing with any Governmental Authority with respect to the Acquisition or the transactions contemplated hereby without prior consultation with the Company, provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making the disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing, and provided further, however, that, except as otherwise required pursuant to this Agreement, the Company shall have no obligation to obtain the consent of or consult with the Purchaser prior to any press release, public statement, disclosure or filing by the Company with regard to an Acquisition Proposal or a Change of Recommendation.

11.8	Governing Law; Attornment; Service of Process; Waiver of Jury Trial

(a)
This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein.  Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement.

(a)
Each Party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such person at its address set forth in Section 11.1 shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Agreement or the transactions contemplated by this Agreement.

(b)
Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated by this Agreement.

11.9	Entire Agreement

This Agreement constitutes, together with the Non-Disclosure Agreement, the entire agreement between the Parties with respect to the subject matter thereof.  There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect thereto except as expressly set forth in this Agreement and the Non-Disclosure Agreement.

11.10	Third Party Beneficiaries

Except for (i) the rights of the Shareholders to receive the consideration payable to them following the Effective Time, this Agreement is not intended to confer any rights or remedies upon any other person, provided, however, that Section 7.6 is intended for the benefit of the employees of the Company that are or will be party to the agreements referred to in Section 7.6(a), Section 7.7 is intended for the benefit of the Indemnified Parties and Section 11.17(b) is intended for the benefit of the directors, officers and employees of the Company and such sections will be enforceable by each of such persons and his or her heirs, executors, administrators and other legal representatives (collectively, the “Company Beneficiaries”) and the Company and any successors to the Company (including any Surviving Corporation) will hold the rights and benefits of Section 7.6, Section 7.7, Section 11.17(b) and this Section 11.10 in trust for and on behalf of the Company Beneficiaries and the Company hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Company Beneficiaries and such rights are in addition to, and not in substitution for, any other rights that any Company Beneficiary may have by contract or otherwise.

11.11	Amendment

(a)
This Agreement may, at any time and from time to time but not later than the Effective Time, be amended by written agreement of the Parties hereto without, subject to applicable Laws, further notice to or authorization on the part of the Securityholders, and any such amendment may, without limitation:

(i)	change the time for performance of any of the obligations or acts of the Parties;

(ii)	waive any inaccuracies or modify any representation, warranty, term or provision contained herein or in any document delivered pursuant hereto; or

(iii)
waive compliance with or modify any of the conditions precedent referred to in Article 10 or any of the covenants herein contained or waive or modify performance of any of the obligations of the Parties, provided, however, that no such amendment may reduce or materially affect the consideration to be received by the Shareholders without their approval.

11.12	Waiver and Modifications

Any Party may (a) waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties (c) waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto or (d) waive the fulfillment of any condition to its own obligations contained herein.  No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless made in writing and signed by the Party or Parties purporting to give the same and, unless otherwise provided, will be limited to the specific breach or condition waived.  The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.  No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled.  No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

11.13	Severability

If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner that results in a Material Adverse Effect on the Company or the Parent, or both, or would prevent or significantly impede or materially delay the completion of the Acquisition.

11.14	Mutual Interest

Notwithstanding the fact that any part of this Agreement has been drafted or prepared by or on behalf of one of the Parties, all Parties confirm that they and their respective counsel have reviewed and negotiated this Agreement and that the Parties have adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and the Parties  waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or other document and agree that no rule of construction providing that a provision is to be interpreted in favour of the person who contracted the obligation and against the person who stipulated it will be applied against any Party.

11.15	Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Effective Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

11.16	Injunctive Relief

The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law.  It is accordingly agreed that the Parties will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

11.17	No Personal Liability

(a)
No director, officer or employee of the Purchaser or the Parent will have any personal liability to the Company under this Agreement or any other document delivered in connection with this Agreement on behalf of the Purchaser or the Parent.

(b)
No director, officer or employee of the Company will have any personal liability to the Purchaser or the Parent under this Agreement or any other document delivered in connection with this Agreement on behalf of the Company.

11.18	Counterparts

This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DELMAR PHARMACEUTICALS, INC.

By:	/s/ Lisa Guise
Name: Lisa
Title: President

0959456 B.C. LTD.

By:	/s/ Lisa Guise
Name: Lisa Guise
Title: President

0959454 B.C. LTD.

By:	/s/ Lisa Guise
Name: Lisa Guise
Title: President
DEL MAR PHARMACEUTICALS (BC) LTD.

By:	/s/ Jeffrey Bacha
Name: Jeffrey Bacha
Title: President and CEO

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

SHAREHOLDERS:

NBCN Inc. ITF Peter Feldman & Debra Cahan, Acct: 4EDG67A	/s/ Amie Franklin Amie Franklin
By: /s/ John McMullen
/s/ C. Lowell Parsons C. Lowell Parsons	/s/ Carol A. Garner Carol A. Garner
/s/ Christine Charette Christine Charette	/s/ Dennis Brown Dennis Brown
/s/ Diann Nagami Diann Nagami	/s/ F. Burton Dickey Dr. F. Burton Dickey
/s/ James Perry Dr. James Perry	/s/ John Langlands Dr. John Langlands
/s/ Victor Levin Dr. Victor Levin	/s/ Erik Nielson Erik Nielsen
/s/ Jeffrey A. Bacha Jeffrey A. Bacha	/s/ Guillermo Calero Guillermo Calero
/s/ Lauren B. Brown Lauren B. Brown	/s/ Ian S. Brown Ian S. Brown
/s/ James H. Garer, Jr. James H. Garner, Jr.	/s/ James S. Tuffield James S. Tuffield
/s/ Johanne Paquet Johanne Paquet	/s/ Joseph C. Schlesinger Joseph C. Schlesinger

/s/ Joseph Garcia Joseph Garcia	/s/ Kevin Woolliams Kevin Woolliams
/s/ Lenian Shen Lenian Shen	/s/ Lorena Lopez Lorena Lopez
/s/ Lynne Garner McElhinney Lynne Garner McElhinney	/s/ Mark Betteridge Mark Betteridge
/s/ Scott Praill Scott Praill	/s/ Robert W. Rieder Robert W. Rieder
American Estate & Trust LC FBO Mildred P Tuffield Beneficiary IRA FBO James Tuffield By: /s/ David A.Freeberg	Bershaw & Co. FBO Salida Accelerator Fund s.a.r.l. #013285408 By: /s/ Mohamed Satar
Claire A. Feldman TTEE Feldman Revocable Inter Vivos Trust By: /s/ _________________________	Gundyco ITF Alan Ezrin By:/s/_________________________
Jeffrey A. Bacha, in trust for Jonathan Bacha /s/ Jeffrey A. Bacha Jeffrey A. Bacha	Jeffrey A. Bacha, in trust for Madelyn Bacha /s/ Jeffrey A. Bacha Jeffrey A. Bacha
Jeffrey A. Bacha, in trust for Sophie Scullion /s/ Jeffrey A. Bacha Jeffrey A. Bacha	Jeffrey A. Bacha, in trust for William J. Garner /s/ Jeffrey A. Bacha Jeffrey A. Bacha
Macquarie Private Wealth ITF Edwin & Julia Levy By: /s/ _________________________	Onbelay Capital Inc. By: /s/ _________________________
RBC Dominion Securities Inc. ITF Cathy Steiner 421-51351-22 By: /s/_________________________	RBC Dominion Securities Inc. ITF Taleeb F. Noormohamed a/c 804-03384-21 By:___________________________
SJBarer Consulting LLC By: /s/ _________________________	TD Waterhouse TFSA, ITF Mehrdad Yakhshi Tafti Account No. 48R838J By: /s/ _________________________
Valent Technologies LLC By: /s/ Dennis Brown	/s/ Deborah Solomon Deborah Solomon
Lauren B. Brown, Trustee of the Lauren Brown 2012 Irrevocable Trust /s/ Lauren B. Brown Lauren B. Brown	Ian S. Brown, Trustee of the Ian Brown 2012 Irrevocable Trust /s/ Ian S. Brown Ian S. Brown

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

WARRANTHOLDERS:

NBCN Inc. ITF Peter Feldman & Debra Cahan, Acct: 4EDG67A By: /s/ John McMullen	William J. Garner, Trustee of the William J. Garner Revocable Trust /s/ William J. Garner William J. Garner
Claire A. Feldman TTEE Feldman Revocable Inter Vivos Trust By: /s/_________________________	American Estate & Trust LC FBO Mildred P Tuffield Beneficiary IRA FBO James Tuffield By: /s/ David A. Freeberg
/s/ Dennis Brown Dennis Brown	/s/ Jeffrey A. Bacha Jeffrey A. Bacha
Oneblay Capital Inc. By: /s/__________________________	Gundyco ITF Alan Ezrin By:/s/_________________________
Macquarie Private Wealth ITF Edwin & Julia Levy By: /s/_________________________	Bershaw & Co. FBO Salida Accelerator Fund S.a.r.l. #013285408 By: /s/_________________________
RBC Dominion Securities Inc. ITF Cathy Steiner By: /s/_________________________	/s/ C. Lowell Parsons C. Lowell Parsons
/s/ James S. Tuffield James S. Tuffield	/s/ Johanne Paquet Johanne Paquet
/s/ Joseph C. Schelisinger Joseph C. Schlesinger

OPTIONHOLDERS:

/s/ Jeffrey Bacha Jeffrey A. Bacha	/s/ Dennis Brown Dennis Brown
/s/ Herman Chor Herman Chor	/s/ Sandra Dunn Sandra Dunn
/s/ William Garner William Garner	/s/ Tina Herbert Tina Herbert
/s/ Sarath Kanekal Sarath Kanekal	/s/ Susan Koppy Susan Koppy
/s/ Mike Li Mike Li	/s/ Lorena Lopez Lorena Lopez
/s/ Suzanne Plano Suzanne Plano	/s/ Scott Praill Scott Praill
/s/ Lauana Staiger Lauana Staiger	/s/ Anne Steino Anne Steino

SCHEDULE A

EXCHANGEABLE SHARE PROVISIONS

SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO

EXCHANGEABLE SHARES

The Exchangeable Shares Without Par Value have attached to them the special rights and restrictions set out in this Part 1 (it being understood that all references to the “Company” shall be a reference to 0959456 B.C. Ltd.):

1.	Interpretation

(a)	Definitions. For the purposes of these Exchangeable Share Provisions:

“affiliate” has the meaning ascribed thereto in the Securities Act (British Columbia);

“BCBCA” means the Business Corporations Act (British Columbia), and all regulations made thereunder as promulgated or amended from time to time;

“Board of Directors” means the board of directors of the Company;

“Business Day” means any day other than a Saturday, Sunday, a public holiday or a day on which commercial banking institutions in Vancouver, British Columbia or New York City, New York are closed for business;

“Callco” means 0959454 B.C. Ltd., a subsidiary of the Parent existing under the laws of the Province of British Columbia, or any other direct or indirect wholly-owned subsidiary of the Parent designated by the Parent from time to time in replacement thereof;

“Canadian Dollar Equivalent” means, at any date, in respect of any amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) as of such date, the product obtained by multiplying (i) the Foreign Currency Amount by (ii) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose;

“Common Shares” means the common shares in the capital of the Company;

“Current Market Price” means, in respect of a Parent Share on any date, the Canadian Dollar Equivalent of the average closing sale price on the OTCBB during the period of 20 consecutive trading days ending on the third trading day immediately before such date or, if the Parent Shares are not then listed on the OTCBB, on such other stock exchange or automated quotation system on which the Parent Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Parent Shares during such period does not reflect the fair market value of a Parent Share, then the Current Market Price of a Parent Share shall be determined by the Board of Directors, based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate; and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding, absent manifest error;

“Effective Date” has the meaning ascribed thereto in the Exchange Agreement;

“Exchange Agreement” means the exchange agreement made as of January ____, 2013 between the Parent, the Company, Callco, Del Mar Pharmaceuticals (BC) Ltd. and the securityholders of Del Mar Pharmaceuticals (BC) Ltd. who have signed the Exchange Agreement or who have agreed to be bound by the Exchange Agreement, including the schedules thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its term;

“Exchangeable Shares” means the exchangeable shares in the capital of the Company, having the rights, privileges, restrictions and conditions set forth herein;

“Exchangeable Share Consideration” means, with respect to each Exchangeable Share, for any acquisition of, redemption of or distribution of assets of the Company in respect of such Exchangeable Share, or purchase of such Exchangeable Share pursuant to these Exchangeable Share Provisions, the Exchange Agreement, the Support Agreement or the Voting and Exchange Trust Agreement:

(i)	the Current Market Price of one Parent Share deliverable in connection with such action; plus

(ii)
a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of all declared, payable and unpaid, and all undeclared but payable, cash dividends deliverable in connection with such action; plus

(iii)	such stock or other property constituting any declared, payable and unpaid non-cash dividends deliverable in connection with such action,

provided that: (A) the part of the consideration which represents (i) above shall be fully paid and satisfied by the delivery of one Parent Share, such share to be duly issued, fully paid and non-assessable; (B) the part of the consideration which represents (iii) above shall be fully paid and satisfied by delivery of such non-cash items; (C) in each case, any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest; and (D) in each case, any such consideration shall be paid without interest and less any tax required to be deducted and withheld therefrom;

“Exchangeable Share Price” means, at any time, for each Exchangeable Share, an amount equal to the aggregate of:

(i)	the Current Market Price of one Parent Share at such time;

(ii)	the full amount of all cash dividends declared, payable and unpaid, at such time, on such Exchangeable Share;

(iii)	the full amount of all non-cash dividends declared, payable and unpaid, at such time, on such Exchangeable Share; and

(iv)	the full amount of all dividends declared and payable or paid in respect of each Parent Share which have not, at such time, been declared or paid on Exchangeable Shares in accordance herewith;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions set out herein;

“Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Company, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of Exchangeable Shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined in) the Voting and Exchange Trust Agreement;

“Exempt Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Company to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change is required to maintain the economic equivalence of the Exchangeable Shares and the Parent Shares;

“Liquidation Amount” has the meaning ascribed thereto in Section 5(a);

“Liquidation Call Right” has the meaning ascribed thereto in the Exchange Agreement;

“Liquidation Date” has the meaning ascribed thereto in Section 5(a);

“OTCBB” means the Over-the-Counter Bulletin Board;

“Parent” means DelMar Pharmaceuticals, Inc., a corporation existing under the laws of the State of Nevada;

“Parent Control Transaction” shall be deemed to have occurred if:

(i)
any person acquires (including by way of Exchange Agreement), directly or indirectly, any voting security of the Parent and, immediately after such acquisition, directly or indirectly owns, or exercises control and direction over, voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of the Parent;

(ii)
the shareholders of the Parent approve a merger, consolidation, recapitalization or reorganization of the Parent, other than any such transaction which would result in the holders of outstanding voting securities of the Parent immediately prior to such transaction directly or indirectly owning, or exercising control and direction over, voting securities representing more than 50% of the total voting power of all of the voting securities of the surviving entity outstanding immediately after such transaction;

(iii)	the shareholders of the Parent approve a liquidation of the Parent; or

(iv)	the Parent sells or disposes of all or substantially all of its assets;

“Parent Dividend Declaration Date” means the date on which the board of directors of the Parent declares any dividend or other distribution on the Parent Shares;

“Parent Shares” means shares of common stock of the Parent;

“person” includes any individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture,  joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or governmental authority or other entity, whether or not having legal status;

“Redemption Call Purchase Price” has the meaning ascribed thereto in the Exchange Agreement;

“Redemption Call Right” has the meaning ascribed thereto in the Exchange Agreement;

“Redemption Date” means the date, if any, established by the Board of Directors for the redemption by the Company of all but not less than all of the outstanding Exchangeable Shares, which date shall be no earlier than the sixth anniversary of the Effective Date, unless:

(i)
the aggregate number of Exchangeable Shares issued and outstanding (other than Exchangeable Shares held by the Parent and its subsidiaries) is less than 5% of the number of Exchangeable Shares issued on the Effective Date (as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision, combination or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares), in which case the Board of Directors may accelerate such redemption date to such date as it may determine, upon at least 30 days’ prior written notice to the registered holders of the Exchangeable Shares;

(ii)
a Parent Control Transaction is proposed, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such Parent Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such Parent Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date as it may determine, upon such number of days, prior written notice to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances;

(iii)
an Exchangeable Share Voting Event is proposed and (A) the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose (which business purpose must be bona fide and not for the primary purpose of causing the occurrence of the Redemption Date) intended by the Exchangeable Share Voting Event in a commercially reasonable manner that does not result in an Exchangeable Share Voting Event and (B) the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exchangeable Share Voting Event, in which case the Redemption Date shall be the Business Day following the later of the day on which the Board of Directors makes such a determination or the holders of the Exchangeable Shares fail to take such action; or

(iv)
an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the Redemption Date shall be the Business Day following the day on which the holders of the Exchangeable Shares fail to take such action, provided, however, that the accidental failure or omission to give any notice of redemption under clauses (i), (ii), (iii) or (iv) above to any of the holders of Exchangeable Shares shall not affect the validity of any such redemption;

“Redemption Price” has the meaning ascribed thereto in Section 7(a);

“Retracted Shares” has the meaning ascribed thereto in Section 6(a)(i);

“Retraction Call Notice” has the meaning ascribed thereto in Section 6(b)(ii);

“Retraction Call Right” has the meaning ascribed thereto in Section 6(b)(i);

“Retraction Call Right Purchase Price” has the meaning ascribed thereto in Section 6(b)(i);

“Retraction Date” has the meaning ascribed thereto in Section 6(a)(i);

“Retraction Price” has the meaning ascribed thereto in Section 6(a)(i);

“Retraction Request” has the meaning ascribed thereto in Section 6(a)(i);

“Support Agreement” means the support agreement to be entered into at or prior to the issuance by the Company of any Exchangeable Shares among the Parent, Callco and the Company substantially in the form of Schedule  D to the Exchange Agreement, as may be amended, supplemented or otherwise modified from time to time in accordance with its terms;

“Transfer Agent” means Computershare Investor Services Inc. or such other person as may from time to time be appointed by the Company as the registrar and transfer agent for the Exchangeable Shares;

“Trustee” means the trustee chosen by the Parent to act as trustee under the Voting and Exchange Trust Agreement and any successor trustee appointed under the Voting and Exchange Trust Agreement; and

“Voting and Exchange Trust Agreement” means the voting and exchange trust agreement to be made among the Parent, Callco, the Company and the Trustee in connection with the Exchange Agreement substantially in the form of Schedule E to the Exchange Agreement, as may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

(b)
Interpretation Not Affected by Headings.  The division of these Exchangeable Share Provisions into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.  Unless otherwise indicated, all references to a “Section” followed by a number and/or a letter refer to the specified Section of these Exchangeable Share Provisions.

(c)
Number and Gender.  In these Exchangeable Share Provisions, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa and words imparting any gender shall include all genders.

(d)
Date of Any Action.  If any date on which any action is required to be taken hereunder by any person is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

(e)	Currency. In these Exchangeable Share Provisions, unless stated otherwise, all cash payments provided for herein shall be made in Canadian dollars.

2.	Ranking of Exchangeable Shares

The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares (a) with respect to the payment of dividends or distributions as and to the extent provided in Section 3 and (b) with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs as and to the extent provided in Section 5.

3.	Dividends and Distributions

(a)
Dividends and Distributions.  A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Parent Dividend Declaration Date, declare a dividend or distribution on each Exchangeable Share:

(i)
in the case of a cash dividend or distribution declared on the Parent Shares, in an amount in cash for each Exchangeable Share equal to the Canadian Dollar Equivalent of the cash dividend or distribution declared on each Parent Share on the Parent Dividend Declaration Date;

(ii)
in the case of a stock dividend or distribution declared on the Parent Shares to be paid in Parent Shares, by the issue or transfer by the Company of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Parent Shares to be paid on each Parent Share; provided, however, that the Company may, in lieu of such stock dividend, elect to effect a contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with Section 3(e)) subdivision of the outstanding Exchangeable Shares; or

(iii)
in the case of a dividend or distribution declared on the Parent Shares in property other than cash or Parent Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent (as determined by the Board of Directors in accordance with Section 3(e)) to the type and amount of property declared as a dividend or distribution on each Parent Share.

Such dividends or distributions shall be paid out of money, assets or property of the Company properly applicable to the payment of dividends or other distributions, or out of authorized but unissued shares of the Company, as applicable.  The holders of Exchangeable Shares shall not be entitled to any dividends or other distributions other than or in excess of the dividends and distributions referred to in this Section 3(a).

(b)
Payments of Dividends and Distributions.  Cheques of the Company payable at par at any branch of the bankers of the Company shall be issued in respect of any cash dividends or distributions contemplated by Section 3(a)(i) and the sending of such cheque to each holder of an Exchangeable Share shall satisfy the cash dividend or distribution represented thereby unless the cheque is not paid on presentation.  Written evidence of the book entry issuance or transfer to the registered holder of Exchangeable Shares shall be delivered in respect of any stock dividends or distributions contemplated by Section 3(a)(ii) and the sending of such written evidence to each holder of an Exchangeable Share shall satisfy the stock dividend or distribution represented thereby.  Such other type and amount of property in respect of any dividends or distributions contemplated by Section 3(a)(iii) shall be issued, distributed or transferred by the Company in such manner as it shall determine and the issuance, distribution or transfer thereof by the Company to each holder of an Exchangeable Share shall satisfy the dividend or distribution represented thereby.  Subject to the requirements of applicable law with respect to unclaimed property, no holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Company any dividend or distribution that is represented by a cheque that has not been duly presented to the Company’s bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

(c)
Record and Payment Dates.  The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend or distribution declared on the Exchangeable Shares under Section 3(a) shall be the same dates as the record date and payment date, respectively, for the corresponding dividend or distribution declared on the Parent Shares.  The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any subdivision of the Exchangeable Shares under Section 3(a)(ii) and the effective date of such subdivision shall be the same dates as the record and payment date, respectively, for the corresponding stock dividend or distribution declared on the Parent Shares.

(d)
Partial Payment.  If on any payment date for any dividends or distributions declared on the Exchangeable Shares under Section 3(a) the dividends or distributions are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends or distributions that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Company shall have sufficient moneys, assets or property properly applicable to the payment of such dividends or distributions.

(e)
Economic Equivalence.  The Board of Directors shall determine, in good faith and in its sole discretion (with the assistance of such financial or other advisors as the Board of Directors may determine), “economic equivalence” for the purposes of the Exchangeable Share Provisions and each such determination shall be conclusive and binding on the Company and its shareholders.  In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(i)	in the case of any stock dividend or other distribution payable in Parent Shares, the number of such shares issued in proportion to the number of Parent Shares previously outstanding;

(ii)
in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares), the relationship between the exercise price of each such right, option or warrant, the Current Market Price of a Parent Share, the volatility of the Parent Shares and the terms of any such instrument;

(iii)
in the case of the issuance or distribution of any other form of property (including any shares or securities of the Parent of any class other than Parent Shares, any rights, options or warrants other than those referred to in Section 3(e)(ii), any evidences of indebtedness of the Parent or any assets of the Parent), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Parent Share and the Current Market Price of a Parent Share;

(iv)
in the case of any subdivision, redivision or change of the then outstanding Parent Shares into a greater number of Parent Shares or the reduction, combination, consolidation or change of the then outstanding Parent Shares into a lesser number of Parent Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting the Parent Shares, the effect thereof upon the then outstanding Exchangeable Shares; and

(v)
in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Parent Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing withholding taxes and marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

4.	Certain Restrictions

So long as any of the Exchangeable Shares are outstanding, the Company shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 11(a):

(a)
pay any dividends or distributions on the Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or distributions, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)
redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or the distribution of the assets in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;

(c)
redeem or purchase or make any capital distribution in respect of any other shares of the Company ranking equally with the Exchangeable Shares with respect to the payment of dividends or the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;

(d)
issue any Exchangeable Shares or any other shares of the Company ranking equally with the Exchangeable Shares other, in each case, than by way of stock dividends to the holders of such Exchangeable Shares; or

(e)	issue any shares of the Company ranking superior to the Exchangeable Shares,

provided, however, that the restrictions in Sections 4(a), (b), (c) and (d) shall not apply if all dividends or distributions on the outstanding Exchangeable Shares corresponding to dividends or distributions declared and paid to date on the Parent Shares shall have been declared and paid in full on the Exchangeable Shares and provided that the proposed redemption, purchase or other capital distribution does not impair the Company’s ability to redeem all of the outstanding Exchangeable Shares.

5.	Liquidation

(a)
Liquidation Amount.  Subject to applicable laws and the due exercise by the Parent or Callco of the Liquidation Call Right, in the event of the liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled to receive from the assets of the Company in respect of each Exchangeable Share held by such holder on the effective date of such liquidation, dissolution, winding-up or other distribution (the “Liquidation Date”), before any distribution of any part of the assets of the Company among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to dividends or distributions an amount per share (the “Liquidation Amount”) equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date, which price shall be satisfied in full by the Company delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Liquidation Amount.

(b)
Payment of Liquidation Amount.  In the case of a distribution pursuant to Section 5(a), and provided that the Liquidation Call Right has not been exercised by the Parent or Callco, on or promptly after the Liquidation Date, the Company shall deliver or cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the constating documents of the Company and such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require, at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares.  Payment of the Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of such holder recorded in the securities register of the Company for the Exchangeable Shares or by holding for pick-up by such holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the Exchangeable Share Consideration such holder is entitled to receive pursuant to Section 5(a).  On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Liquidation Amount has been paid in the manner hereinbefore provided.  The Company shall have the right at any time after the Liquidation Date to transfer or cause to be issued or transferred to, and deposited in a custodial account with, any chartered bank or trust company the Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof, such Liquidation Amount to be held by such bank or trust company as trustee for and on behalf of, and for the use and benefit of, such holders.  Upon such deposit being made, the rights of a holder of Exchangeable Shares after such deposit shall be limited to receiving its proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, without interest, and all dividends and other distributions with respect to the Parent Shares to which such holder is entitled with a record date after the date of such deposit and before the date of transfer of such Parent Shares to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions.

(c)
No Right to Participate in Further Distributions.  After the Company has satisfied its obligations to pay the holders of the Exchangeable Shares the total Liquidation Amount per Exchangeable Share pursuant to this Section 5, such holders shall not be entitled to share in any further distribution of the assets of the Company.

6.	Retraction of Exchangeable Shares

(a)	Retraction at Option of Holder

(i)
Subject to applicable laws and the due exercise by the Parent or Callco of the Retraction Call Right, a holder of Exchangeable Shares shall be entitled at any time to require the Company to redeem, on the fifth Business Day after the date on which the Retraction Request is received by the Company (the “Retraction Date”), any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the “Retraction Price”), which price shall be satisfied in full by the Company delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Price.  A holder of Exchangeable Shares must give notice of a request to redeem by presenting and surrendering to the Company, at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the certificate or certificates representing the Exchangeable Shares that such holder desires to have the Company redeem, together with (A) such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the constating documents of the Company and such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require and (B) a duly executed request (the ‘‘Retraction Request’’) in the form of Appendix I hereto or in such other form as may be acceptable to the Company specifying that such holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by the Company.

(ii)
In the case of a redemption of Exchangeable Shares pursuant to this Section 6(a), upon receipt by the Company or the Transfer Agent in the manner specified in Section 6(a)(i) of a certificate representing the number of Exchangeable Shares which the holder desires to have the Company redeem, together with a duly executed Retraction Request and such additional documents and instruments specified in Section 6(a)(i), and provided that (A) the Retraction Request has not been revoked by the holder of such Exchangeable Shares in the manner specified in Section 6(a)(iv) and (B) neither the Parent nor Callco has exercised the Retraction Call Right, the Company shall redeem the Retracted Shares effective at the close of business on the Retraction Date.  On the Retraction Date, the Company shall deliver or cause to be delivered to such holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or at the address specified in the Retraction Request or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the Exchangeable Share Consideration representing the Retraction Price and such delivery of such Exchangeable Share Consideration by or on behalf of the Company by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Price to the extent that the same is represented by such Exchangeable Share Consideration, unless any cheque comprising part of such Exchangeable Share Consideration is not paid on due presentation.  If only a part of the Exchangeable Shares represented by any certificate is redeemed, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Company.  On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Retraction Price in respect thereof, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the aggregate Retraction Price payable to such holder shall not be made, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Price has been paid in the manner hereinbefore provided.  On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of such aggregate Retraction Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Company shall thereafter be considered and deemed for all purposes to be a holder of the Parent Shares delivered to such holder.

(iii)
Notwithstanding any other provision of this Section 6, the Company shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request if and to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable laws.  If the Company believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and neither the Parent nor Callco has exercised the Retraction Call Right with respect to such Retracted Shares, the Company shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder and the Trustee at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Company.  In any case in which the redemption by the Company of Retracted Shares would be contrary to solvency requirements or other provisions of applicable laws, the Company shall redeem Retracted Shares in accordance with Section 6(a)(ii) on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Company, representing the Retracted Shares not redeemed by the Company pursuant to Section 6(a)(ii).  If the Company would otherwise be obligated to redeem Retracted Shares pursuant to Section 6(a)(ii) but is not obligated to do so as a result of solvency requirements or other provisions of applicable laws, the holder of any such Retracted Shares not redeemed by the Company pursuant to Section 6(a)(ii) as a result of solvency requirements or other provisions of applicable laws shall be deemed, by delivery of the Retraction Request to have instructed the Transfer Agent to require the Parent or Callco to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by the Parent or Callco to such holder of the total Retraction Price in respect of such Retracted Shares, all as more specifically provided for in the Voting and Exchange Trust Agreement.

(iv)
A holder of Retracted Shares may, by notice in writing given by the holder to the Company before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to the Parent or Callco shall be deemed to have been revoked.

(v)	Notwithstanding any other provision of this Section 6(a), if:

A.
exercise of the rights of the holders of the Exchangeable Shares, or any of them, to require the Company to redeem any Exchangeable Shares pursuant to this Section 6(a) on any Retraction Date would require listing particulars or any similar document to be issued in order to obtain the approval of the OTCBB to the listing and trading (subject to official notice of issuance) of the Parent Shares that would be required to be delivered to such holders of Exchangeable Shares in connection with the exercise of such rights; and

B.
as a result of (A) above, it would not be practicable (notwithstanding the reasonable endeavours of the Parent) to obtain such approvals in time to enable all or any of such Parent Shares to be admitted to listing and trading by the OTCBB (subject to official notice of issuance) when so delivered, the Retraction Date shall, notwithstanding any other date specified or otherwise deemed to be specified in any relevant Retraction Request, be deemed for all purposes to be the earlier of (x) the second Business Day immediately following the date the approvals referred to in Section 6(a)(v)A are obtained and (y) the date which is 30 Business Days after the date on which the relevant Retraction Request is received by the Company, and references in these Exchangeable Share Provisions to such Retraction Date shall be construed accordingly.

(b)	Retraction Call Rights

(i)
In the event that a holder of Exchangeable Shares delivers a Retraction Request pursuant to Section 6(a), and subject to the limitations set forth in Section 6(b)(ii) (including that Callco shall only be entitled to exercise its Retraction Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which the Parent has not exercised its Retraction Call Right), the Parent and Callco shall each have the overriding right (the “Retraction Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by the Company pursuant to Section 6(a), to purchase from such holder on the Retraction Date all but not less than all of the Retracted Shares held by such holder on payment by the Parent or Callco, as the case may be, of an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the “Retraction Call Right Purchase Price”), which price shall be satisfied in full by the Parent or Callco, as the case may be, delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Call Right Purchase Price. Upon the exercise of the Retraction Call Right in respect of Retracted Shares, the holder of such shares shall be obligated to sell all of such Retracted Shares to the Parent or Callco, as the case may be, on the Retraction Date on payment by the Parent or Callco, as the case may be, of the total Retraction Call Right Purchase Price in respect of such Retracted Shares as set forth in this Section 6(b)(i).

(ii)
Upon receipt by the Company of a Retraction Request, the Company shall immediately notify the Parent and Callco thereof and shall provide the Parent and Callco with a copy of the Retraction Request.  Callco shall only be entitled to exercise its Retraction Call Right with respect to those holders of Retracted Shares, if any, in respect of which the Parent has not exercised its Retraction Call Right.  In order to exercise its Retraction Call Right, the Parent or Callco, as the case may be, must notify the Company in writing of its determination to do so (a “Retraction Call Notice”) within five Business Days after the Company notifies the Parent and Callco of the Retraction Request.  If neither the Parent nor Callco so notifies the Company within such five Business Day period, the Company shall notify the holder as soon as possible thereafter that neither the Parent nor Callco will exercise the Retraction Call Right.  If one or both of the Parent and Callco delivers a Retraction Call Notice within such five Business Day period and duly exercises its Retraction Call Right in accordance with this Section 6(b)(ii), the obligation of the Company to redeem the Retracted Shares shall terminate and, provided that the Retraction Request is not revoked by the holder of such Retracted Shares in the manner specified in Section 6(a)(iv), the Parent or Callco, as the case may be, shall purchase from such holder and such holder shall sell to the Parent or Callco, as the case may be, on the Retraction Date the Retracted Shares for an amount per share equal to the Retraction Call Right Purchase Price.  Provided that the aggregate Retraction Call Right Purchase Price has been so deposited with the Transfer Agent as provided in Section 6(b)(iii), the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Company of such Retracted Shares shall take place on the Retraction Date.

(iii)
For the purpose of completing a purchase of Retracted Shares pursuant to the exercise of the Retraction Call Right, the Parent or Callco, as the case may be, shall deliver or cause to be delivered to the holder of such Retracted Shares, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or at the address specified in the holder’s Retraction Request or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the Retraction Call Right Purchase Price to which such holder is entitled and such delivery of Exchangeable Share Consideration on behalf of the Parent or Callco, as the case may be, shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Call Right Purchase Price to the extent that the same is represented by such Exchangeable Share Consideration, unless such cheque comprising part of such Exchangeable Share Consideration is not paid on due presentation.

(iv)
On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Retraction Call Right Purchase Price in respect thereof, unless payment of the aggregate Retraction Call Right Purchase Price payable to such holder shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions in which case the rights of such holder shall remain unaffected until such aggregate Retraction Call Right Purchase Price has been paid in the manner hereinbefore provided.  On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of such aggregate Retraction Call Right Purchase Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so purchased by the Parent or Callco, as the case may be, shall thereafter be considered and deemed for all purposes to be a holder of the Parent Shares delivered to such holder.

7.	Redemption of Exchangeable Shares by the Company

(a)
Redemption Amount.  Subject to applicable laws and the due exercise by the Parent or Callco of the Redemption Call Right, the Company shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share (the “Redemption Price”) equal to the Exchangeable Share Price on the last Business Day prior to the Redemption Date, which price shall be satisfied in full by the Company delivering or causing to be delivered to each holder of Exchangeable Shares the Exchangeable Share Consideration for each Exchangeable Share held by such holder.

(b)
Notice of Redemption.  In the case of a redemption of Exchangeable Shares pursuant to Section 7(a), the Company shall, at least 30 days before the Redemption Date (other than a Redemption Date established in connection with a Parent Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Company or the purchase by the Parent or Callco under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder.  In the case of a Redemption Date established in connection with a Parent Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, the written notice of the redemption by the Company or the purchase by the Parent or Callco, as the case may be, of the Exchangeable Shares under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances.  In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right.  In the case of any notice given in connection with a possible Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

(c)
Payment of Redemption Price.  On or after the Redemption Date, and provided that the Redemption Call Right has not been exercised by the Parent or Callco, the Company shall deliver or cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the constating documents of the Company and such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require, at the registered office of the Company or at any office of the Transfer Agent as may be specified by notice to the holders of the Exchangeable Shares.  Payment of the Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the Redemption Price.  On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Redemption Price, unless payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Redemption Price has been paid in the manner hereinbefore provided.  The Company shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the total Redemption Price (in the form of Exchangeable Share Consideration) of the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice and any interest earned on such deposit shall belong to the Company.  Provided that such total Redemption Price has been so deposited prior to the Redemption Date, on and after the Redemption Date, the Exchangeable Shares shall be redeemed and the rights of the holders thereof after the Redemption Date shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the certificates for the Exchangeable Shares held by them, respectively, in accordance with the foregoing provisions.

8.	Purchase for Cancellation

(a)
Private Agreement.  Subject to applicable laws and the constating documents of the Company, and notwithstanding Section 8(b), the Company may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with the holder thereof.

(b)
Tender Offer.  Subject to applicable laws and the constating documents of the Company, the Company may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares at any price per share by tender to all the holders of record of Exchangeable Shares then outstanding together with an amount equal to all declared and unpaid dividends thereon for which the record date has occurred prior to the date of purchase.  If in response to an invitation for tenders under the provisions of this Section 8(b) more Exchangeable Shares are tendered at a price or prices acceptable to the Company than the Company is prepared to purchase, the Exchangeable Shares to be purchased by the Company shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Company, provided that when shares are tendered at different prices the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Company is prepared to purchase after the Company has purchased all the shares tendered at lower prices.  If only part of the Exchangeable Shares represented by any certificate are purchased pursuant to this Section 8(b), a new certificate for the balance of such shares shall be issued at the expense of the Company.

9.	Voting Rights

Except as required by applicable laws and by Section 11, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Company or to vote at any such meeting.  Without limiting the generality of the foregoing, the holders of the Exchangeable Shares shall not have class votes except as required by applicable law.

10.	Specified Amount

The amount specified in respect of each Exchangeable Share for the purposes of subsection 191(4) of the Income Tax Act (Canada) shall be an amount equal to $__________.

11.	Amendment and Approval

(a)
Amendment.  The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

(b)
Approval.  Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares in accordance with applicable laws shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable laws, subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 10% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided, however, that if at any such meeting the holders of at least 10% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chairman of such meeting.  At such adjourned meeting, the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

12.	Reciprocal Changes, etc. in Respect of Parent Shares

(a)
Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that the Parent will not, except as provided in the Support Agreement, without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(b):

(i)
issue or distribute Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) to the holders of all or substantially all of the then outstanding Parent Shares by way of stock dividend or other distribution, other than an issue of Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) to holders of Parent Shares (i) who exercise an option to receive dividends in Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) in lieu of receiving cash dividends or (ii) pursuant to any dividend reinvestment plan or similar arrangement;

(ii)
issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Parent Shares entitling them to subscribe for or to purchase Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding Parent Shares:

A.	shares or securities of the Parent of any class other than Parent Shares (or securities convertible into or exchangeable for or carrying rights to acquire Parent Shares);

B.	rights, options or warrants other than those referred to in Section 12(a)(ii) above;

C.	evidence of indebtedness of the Parent; or

D.	assets of the Parent,

unless, in each case, (A) the Company is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets to the holders of the Exchangeable Shares and (B) the Company shall issue or distribute the economic equivalent of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by the Parent in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Exchange Agreement.

(b)
Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that for so long as any Exchangeable Shares not owned by the Parent or its affiliates are outstanding, the Parent will not without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(b):

(i)	subdivide, redivide or change the then outstanding Parent Shares into a greater number of Parent Shares;

(ii)	reduce, combine, consolidate or change the then outstanding Parent Shares into a lesser number of Parent Shares; or

(iii)	reclassify or otherwise change the Parent Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Parent Shares,

unless, in each case, (A) the Company is permitted under applicable law to make the same or an economically equivalent change to, or in the rights of holders of, the Exchangeable Shares and (B) the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of, the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by the Parent in order to give effect to and to consummate the transactions contemplated by, and in accordance with the Exchange Agreement.  The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 11(b).

(c)	Notwithstanding the foregoing provisions of this Section 12, in the event of an Parent Control Transaction:

(i)
in which the Parent merges or amalgamates with, or in which all or substantially all of the then outstanding Parent Shares are acquired by one or more other corporations to which the Parent is, immediately before such merger, amalgamation or acquisition, related within the meaning of the Income Tax Act (Canada) (otherwise than virtue of a right referred to in paragraph 251(5)(b) thereof);

(ii)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of the definition of such term in Section 1(a); and

(iii)
in which all or substantially all of the then outstanding Parent Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Parent Control Transaction, owns or controls, directly or indirectly, the Parent;

then all references herein to “Parent” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Parent Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of shares pursuant to these Exchangeable Share Provisions or the exchange of shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Parent Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, option or retraction of such shares pursuant to these Exchangeable Share Provisions or the exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Parent Control Transaction and the Parent Control Transaction was completed) but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

13.	Actions by the Company under Support Agreement

(a)
Actions by the Company.  The Company will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by the Parent, Callco and the Company with all provisions of the Support Agreement applicable to the Parent, Callco and the Company, respectively, in accordance with the terms thereof including taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Company all rights and benefits in favour of the Company under or pursuant to such agreement.

(b)
Changes to the Support Agreement.  The Company shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 11(b) other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(i)
adding to the covenants of any or all of the other parties to the Support Agreement if the board of directors of each of the Parent, Callco and the Company shall be of the good faith opinion that such additions will not be prejudicial in any material respect to the rights or interests of the holders of the Exchangeable Shares as a whole;

(ii)
evidencing the succession of successors to the Parent either by operation of law or agreement to the liabilities and covenants of the Parent under the Support Agreement (“Parent Successors”) and the covenants of and obligations assumed by each such the Parent Successor in accordance with the provisions of Article 3 of the Support Agreement;

(iii)
making such amendments or modifications not inconsistent with the Support Agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the board of directors of each of the Parent, Callco and the Company, having in mind the interests of the holders of the Exchangeable Shares as a whole, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion, after consultation with counsel, that such amendments and modifications will not be prejudicial in any material respect to the rights or interests of the holders of the Exchangeable Shares as a whole; or

(iv)
making such changes in or corrections to the Support Agreement which, on the advice of counsel to the Parent, Callco and the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the board of directors of each of the Parent, Callco and the Company shall be of the good faith opinion that such changes or corrections will not be prejudicial in any material respect to the rights or interests of the holders of the Exchangeable Shares as a whole.

14.	Legend; Call Rights; Withholding Rights

(a)
Legend.  The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors with respect to the Support Agreement, the provisions of the Exchange Agreement relating to the Liquidation Call Right, the Redemption Call Right and the Change of Law Call Right, the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights and automatic exchange thereunder) and the Retraction Call Right.

(b)
Call Rights.  Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Redemption Call Right, the Change of Law Call Right and the Retraction Call Right, in each case, in favour of the Parent and Callco, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of the Parent and Callco as provided herein and in the Exchange Agreement.

(c)
Withholding Rights.  the Parent, Callco, the Company and the Transfer Agent shall be entitled to deduct and withhold from any dividend, distribution or other consideration otherwise payable to any holder of Exchangeable Shares such amounts as the Parent, Callco, the Company or the Transfer Agent, as the case may be, is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing agency.  To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, the Parent, Callco, the Company and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Parent, Callco, the Company or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Parent, Callco, the Company or the Transfer Agent, as the case may be, shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

15.	Notices

(a)
Notices.  Subject to applicable laws, any notice, request or other communication to be given to the Company by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by telecopy or by delivery to the registered office of the Company and addressed to the attention of the Secretary of the Company.  Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Company.

(b)
Certificates.  Any presentation and surrender by a holder of Exchangeable Shares to the Company or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Company or the retraction or redemption of Exchangeable Shares shall be made by first class mail (postage prepaid) or by delivery to the registered office of the Company or to such office of the Transfer Agent as may be specified by the Company, in each case, addressed to the attention of the Secretary of the Company.  Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Company or the Transfer Agent, as the case may be.  Any such presentation and surrender of certificates made by first class mail (postage prepaid) shall be at the sole risk of the holder mailing the same.

(c)	Notice to Shareholders.

(i)
Subject to applicable laws, any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Company shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by delivery to the address of the holder recorded in the register of shareholders of the Company or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder.  Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery.  Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Company pursuant thereto.

(ii)
In the event of any interruption of mail service immediately prior to a scheduled mailing or in the period following a mailing during which delivery normally would be expected to occur, the Company shall make reasonable efforts to disseminate any notice by other means, such as publication.  Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail, any notice which the Company or the Transfer Agent may give or cause to be given hereunder will be deemed to have been properly given and to have been received by holders of Exchangeable Shares if it is published once in any daily newspaper of general circulation published in the City of Vancouver.

(iii)
Notwithstanding any other provisions of these Exchangeable Share Provisions, notices, other communications and deliveries need not be mailed if the Company determines that delivery thereof by mail may be delayed.  Persons entitled to any deliveries (including certificates and cheques) which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent to which the deliveries were made, upon application to the Transfer Agent, until such time as the Company has determined that delivery by mail will no longer be delayed.  The Company will provide notice of any such determination not to mail made hereunder as soon as reasonably practicable after the making of such determination and in accordance with this Section 15(c).  Such deliveries in such circumstances will constitute delivery to the persons entitled thereto.

16.	Disclosure of Interests in Exchangeable Shares

The Company shall be entitled to require any holder of an Exchangeable Share or any person whom the Company knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to (a) confirm that fact or (b) give such details as to whom has an interest in such Exchangeable Share, in each case as would be required (if the Exchangeable Shares were a class of “equity shares” of the Company) under the constating documents of the Parent or any laws or regulations applicable to the Company and/or the Parent, or pursuant to the rules or regulations of any regulatory agency applicable to the Company and/or the Parent, if and only to the extent that the Exchangeable Shares were Parent Shares.

APPENDIX I
RETRACTION REQUEST

[TO BE PRINTED ON EXCHANGEABLE SHARE CERTIFICATES]

To:	DelMar Pharmaceuticals, Inc. (“Parent”), 0959454 B.C. Ltd. (“Callco”) and 0959456 B.C. Ltd. (the “Company”)

This notice is given pursuant to Section 6 of the share provisions (the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares of the Company represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Exchangeable Share Provisions have the meanings ascribed to such words and expressions in such Exchangeable Share Provisions.

The undersigned hereby notifies the Company that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Company redeem in accordance with Section 6 of the Exchangeable Share Provisions:

☐	all share(s) represented by this certificate; or

☐	share(s) only represented by this certificate.

The undersigned acknowledges the overriding Retraction Call Right of the Parent and Callco to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to the Parent or Callco in accordance with the Retraction Call Right on the Retraction Date for the Retraction Call Purchase Price and on the other terms and conditions set out in Section 6(b) of the Exchangeable Share Provisions. If neither the Parent nor Callco exercise the Retraction Call Right, the Company will notify the undersigned of such fact as soon as possible.  This Retraction Request, and this offer to sell the Retracted Shares to the Parent or Callco, may be revoked and withdrawn by the undersigned only by notice in writing given to the Company at any time before the close of business on the Business Day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of solvency provisions of applicable law, the Company is unable to redeem all Retracted Shares, and provided that neither the Parent nor Callco has exercised the Retraction Call Right with respect to the Retracted Shares, the Retracted Shares will be automatically exchanged pursuant to the Voting and Exchange Trust Agreement so as to require the Parent to purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to the Parent, Callco and the Company that the undersigned:

☐	is

(select one)

☐	is not

a resident of Canada for purposes of the Income Tax Act (Canada).  The undersigned acknowledges that in the absence of an indication that the undersigned is not a resident of Canada, withholding on account of Canadian tax may be made from amounts payable to the undersigned on the redemption or purchase of the Retracted Shares.

A-1

The undersigned hereby represents and warrants to the Parent, Callco and the Company that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by the Parent, Callco or the Company, as the case may be, free and clear of all liens, claims and encumbrances.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)

☐
Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent at the principal office of the Transfer Agent in Vancouver, British Columbia, failing which such certificates and cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE:
This panel must be completed and this certificate, together with such additional documents and payments (including, without limitation, any applicable Stamp Taxes) as the Transfer Agent and the Company may require, must be deposited with the Transfer Agent at its principal transfer office in Vancouver, British Columbia. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Company and the certificates for the securities and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date:    ________________________________________________________________________________________________

Name of Person in Whose Name Securities or Cheque(s)

Are to be Registered, Issued or Delivered (please print):____________________________________________________________

Street Address or P.O. Box:     ________________________________________________________________________________

Signature of Shareholder:         ________________________________________________________________________________

City, Province and Postal Code:     _____________________________________________________________________________

Signature Guaranteed by:      _________________________________________________________________________________

NOTE:
If this Retraction Request is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of the Company represented by this certificate will be issued and registered in the name of the shareholder as it appears on the register of the Company, unless the share transfer power on the share certificate is duly completed in respect of such share(s).

A-2